UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
LANTRONIX, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

48 Discovery, Suite 250
Irvine, California 92618
www.lantronix.com
October 2, 2023
Dear Fellow Stockholder:
You are cordially invited to attend the 2023 Annual Meeting of Stockholders of Lantronix, Inc., a Delaware corporation, which will be held at our corporate headquarters located at 48 Discovery, Suite 250, Irvine, California 92618, on November 7, 2023, at 9:00 a.m. Pacific time.
Details of the business to be conducted at the annual meeting are included in the accompanying Notice of 2023 Annual Meeting of Stockholders and Proxy Statement.
It is important that your shares be represented at the annual meeting and voted in accordance with your instructions. Whether or not you plan to attend the meeting, we urge you to submit your proxy or voting instructions as promptly as possible so that your shares will be voted at the meeting. This will not limit your right to vote in person or to attend the meeting.
We look forward to seeing you at the upcoming annual meeting.
Sincerely,

Paul Folino
Chairman of the Board

LANTRONIX, INC.
NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 7, 2023
The 2023 Annual Meeting of Stockholders for Lantronix, Inc., a Delaware corporation, will be held at our corporate headquarters located at 48 Discovery, Suite 250, Irvine, California 92618, on November 7, 2023, at 9:00 a.m. Pacific time, for the following purposes:
1.
To elect the four director nominees named in the accompanying proxy statement (Philip Brace, Jason Cohenour, Phu Hoang and Hoshi Printer) to the board of directors, each to serve until our next annual meeting of stockholders and until his successor is duly elected and qualified, or until the director’s earlier resignation or removal;

2.	To ratify the appointment of Baker Tilly US, LLP as our independent registered public accountants for the fiscal year ending June 30, 2024;
3.	To approve, on a non-binding advisory basis, the compensation paid to our named executive officers as described in the proxy statement accompanying this notice; and
4.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.
The foregoing proposals are more fully described in the proxy statement accompanying this notice. Stockholders of record who owned our common stock at the close of business on September 11, 2023 are entitled to attend and vote at the annual meeting.
The board of directors recommends that you vote your shares “FOR” each of the director nominees included in Proposal 1 in the proxy statement accompanying this notice, and “FOR” Proposals 2 and 3.
Your vote is very important. Whether or not you expect to attend the annual meeting, please complete, date, sign and return the enclosed proxy card or voting instruction form or submit your proxy or voting instructions through the Internet or by telephone as promptly as possible in order to ensure your shares are represented at the annual meeting. Even if you have voted by proxy, you may still vote in person at the annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the annual meeting, you must obtain a proxy issued in your name from the broker, bank or other nominee that holds your shares.
By Order of the Board of Directors,

Irvine, California	Jeremy Whitaker
October 2, 2023	Interim Chief Executive Officer and Chief Financial Officer

LANTRONIX, INC.
PROXY STATEMENT FOR THE
2023 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT FOR THE
2023 ANNUAL MEETING OF STOCKHOLDERS
We cordially invite you to attend the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) for Lantronix, Inc. (sometimes referred to as, the “Company,” “we,” “us,” or “our”). The Annual Meeting will be held at 9:00 a.m. Pacific time on November 7, 2023, at the Company’s corporate headquarters, located at 48 Discovery, Suite 250, Irvine, California 92618.
This proxy statement is being furnished by and on behalf of our board of directors (the “Board”) in connection with the solicitation of proxies to be voted at the Annual Meeting. This proxy statement describes issues on which the Company is asking you, as a stockholder, to vote and provides information that will allow you to make an informed voting decision.
The approximate date on which this proxy statement and the enclosed form of proxy are first being sent or given to stockholders of record is October 2, 2023. If you hold your shares through a broker, bank or other nominee, this proxy statement and a voting instruction form are being forwarded to you by such broker, bank or other nominee.
References in this proxy statement to fiscal years refer to the fiscal year ended June 30 of the referenced year. For example, “fiscal 2022” refers to the fiscal year ended June 30, 2022, “fiscal 2023” refers to the fiscal year ended June 30, 2023, and “fiscal 2024” refers to the fiscal year ending June 30, 2024.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
This proxy statement and our Annual Report on Form 10-K for fiscal year 2023 are available on the Internet at www.proxyvote.com by using the control number provided on your proxy card. You can also view the proxy materials on our website at www.lantronix.com.
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
The following questions and answers are intended to briefly address potential questions regarding this proxy statement and the Annual Meeting. They are also intended to provide our stockholders with certain information that is required to be provided under the rules and regulations of the Securities and Exchange Commission (the “SEC”). These questions and answers may not address all of the questions that are important to you as a stockholder. If you have additional questions about the proxy statement or the Annual Meeting, please contact our Corporate Secretary using the contact information provided in this proxy statement.
When and where will the Annual Meeting be held?
The date, time and place of the Annual Meeting are:
November 7, 2023
9:00 a.m. Pacific time
Lantronix, Inc. Corporate Headquarters
48 Discovery, Suite 250
Irvine, California 92618
Who can vote?
You are entitled to vote your shares of common stock if you were the owner of the shares as of the close of business on September 11, 2023 (the “Record Date”). As of the Record Date, there were a total of 37,088,133 shares of our common stock outstanding and entitled to vote at the Annual Meeting. You are entitled to one vote for each share of common stock that you own.

What matters will be voted upon at the Annual Meeting?
The only matters we currently expect will be voted on at the Annual Meeting are the following proposals, which are described in this proxy statement:
1.	the election of four directors to the Board;
2.	a non-binding, advisory vote on the ratification of the appointment of Baker Tilly US, LLP as our independent registered public accountants for the fiscal year ending June 30, 2024; and
3.	a non-binding, advisory vote on the compensation paid to our named executive officers as described in this proxy statement.
What if other matters come up at the Annual Meeting?
If other matters are properly presented at the Annual Meeting, the proxies designated in the accompanying proxy card or voting instruction form will vote your shares in their discretion.
How many shares must be present to convene the Annual Meeting?
We will convene the Annual Meeting if stockholders representing the required quorum of shares of common stock either sign and return their proxy card or voting instruction form, vote through the Internet or by telephone, or attend the meeting in person. A majority of the shares of our issued and outstanding common stock entitled to vote at the Annual Meeting present in person or represented by proxy will constitute a quorum. If you sign and return your proxy card or voting instruction form or vote through the Internet or by telephone, your shares will be counted in determining whether a quorum is present at the Annual Meeting even if you abstain from voting on any of the proposals. In addition, if you hold your shares in street name (i.e., through a broker, bank or other nominee), your shares may also be counted for purposes of determining whether a quorum is present at the Annual Meeting even if you do not submit voting instructions to your broker. See “How are broker non-votes treated?” below.
How are broker non-votes treated?
If you hold your shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker has authority under New York Stock Exchange rules applicable to brokers to vote your shares in its discretion on certain “routine” matters. However, a broker cannot vote shares held in street name on non-routine matters unless the broker receives voting instructions from the street name holder. Proposal 2 relating to the ratification of the appointment of our independent registered public accountants is considered a “routine” matter. Accordingly, your shares may be voted on Proposal 2 if they are held in the name of a broker, even if you do not provide the broker with voting instructions. Proposal 1 relating to the election of four directors to the Board and Proposal 3 relating to the advisory vote on compensation of our named executive officers are considered “non-routine” matters. Therefore, if your broker exercises its discretion to vote on Proposal 2, your shares will be counted as present and entitled to vote for the purpose of determining the presence of a quorum at the Annual Meeting and will be voted on Proposal 2 in the manner directed by your broker, but your shares will constitute “broker non-votes” on each of Proposals 1 and 3 at the Annual Meeting.
What vote is required to elect a director?
For Proposal 1, you may vote “FOR” or “AGAINST” each director nominee, or you may abstain from voting. A director nominee must receive the affirmative vote of a majority of the votes cast with respect to that nominee to be elected. In other words, the number of shares voted “FOR” a director nominee must exceed the number of shares voted “AGAINST” that nominee’s election. For purposes of the election of directors, abstentions and broker non-votes will not be treated as votes cast and will not be counted in determining the outcome of a director’s election. Stockholders are not permitted to cumulate their shares for the purpose of electing directors.
What happens if a majority of the votes cast are not voted in favor of a director nominee?
Pursuant to the procedures established by the Corporate Governance and Nominating Committee of the Board, each incumbent director has submitted to the Chair of the Corporate Governance and Nominating Committee in writing such director’s irrevocable resignation which will be effective upon (1) the failure of such director to receive the required vote at any annual or special meeting at which such director is nominated for re-election and (2) Board acceptance of the resignation. If a nominee fails to receive a majority of the votes cast in the director election, the Corporate Governance and Nominating Committee will make a recommendation to the Board whether to accept or reject the director’s resignation and whether any other action should be taken. If a director’s resignation is not accepted, that director will continue to serve until our next annual meeting of stockholders and until his successor is duly elected and qualified, or until his earlier resignation or removal. If the Board accepts the director’s resignation, it may, in its sole discretion, either fill the resulting vacancy or decrease the size of the Board to eliminate the vacancy.
What is the required vote for approval of Proposals 2 and 3?
For each of Proposals 2 and 3, you may vote “FOR” or “AGAINST,” or you may abstain from voting. Approval of Proposals 2 and 3 will require the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. For purposes of Proposals 2 and 3, abstentions will be treated as shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting, so abstaining will have the same effect as voting against the proposal. Broker non-votes will not be counted in determining the outcome of Proposal 3. There are not expected to be any broker non-votes on Proposal 2. See “How are broker non-votes treated?” above.
How do I vote?
The procedures for voting are described below, based upon your form of ownership.
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record as of the Record Date, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive.
If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy using the enclosed proxy card, through the Internet or by telephone. The procedures for voting by proxy are as follows:
•
To vote by proxy using the enclosed proxy card, complete, sign and date your proxy card and return it promptly. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience if you choose to submit your proxy by mail.

•
To vote by proxy through the Internet, go to www.proxyvote.com and follow the instructions provided. Please have your proxy card in hand when accessing the website, as it contains a control number required to vote.

•
To vote by proxy over the telephone, dial the toll-free phone number listed on your proxy card under the heading “Vote by Phone” (1-800-690-6903) using a touch-tone phone and follow the recorded instructions. Please have your proxy card in hand when calling, as it contains a control number required to vote.

If you hold shares as a stockholder of record and choose to vote by mail, your proxy card must be received before the commencement of voting at the Annual Meeting. If you choose to vote your shares electronically via the Internet or by telephone, your vote by proxy must be received prior to 11:59 p.m. Eastern time on November 6, 2023, the day before the Annual Meeting.
Beneficial Owner: Shares Registered in the Name of Your Broker, Bank or Other Nominee
If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, the organization that holds your shares should have forwarded you a voting instruction form with these proxy materials. To ensure that your vote is counted, please follow the instructions provided by your broker, bank or other nominee. To vote in person at the Annual Meeting, you must obtain a legal proxy from your broker, bank or other nominee in whose name the shares are registered.
How does the Board recommend that I vote?
The Board recommends that you vote your shares “FOR” each of the nominees for election to the Board named in Proposal 1, and “FOR” Proposals 2 and 3.

Can I change my vote after I submit my proxy?
Yes. If you are a stockholder of record, you can change your vote at any time before the vote on a proposal by:
•	executing or authorizing, dating and delivering to us a new proxy through the Internet, by telephone or mail prior to the Annual Meeting;
•	giving us a written notice revoking your proxy card; or
•	attending the Annual Meeting and voting your shares in person.
Your attendance at the Annual Meeting will not, by itself, revoke a proxy previously given by you. We will honor the proxy card or authorization with the latest date.
You may send your proxy revocation notice to Lantronix, Inc., 48 Discovery, Suite 250, Irvine, California 92618, Attention: Corporate Secretary. Any proxy revocation notice mailed to Lantronix must be received by our Corporate Secretary on or before 11:59 p.m. Eastern time on November 6, 2023.
If you are a stockholder of record, any revocation of or change to a previously submitted proxy must be received by the deadline set forth above under “How do I vote?”
If you hold your shares through a broker, bank or other nominee, you must follow the directions and comply with the deadlines received from such broker, bank or other nominee to change any previously submitting voting instructions.
Can I vote in person at the Annual Meeting rather than by authorizing a proxy holder?
Yes. Although we encourage you to complete and return a proxy card or voting instruction form or to vote through the Internet or by telephone to ensure that your vote is counted, you can attend the Annual Meeting and vote your shares in person even if you have submitted a proxy card or voting instruction form or voted through the Internet or by telephone. If you are a beneficial owner and you want to vote in person at the Annual Meeting, you must first obtain a legal proxy from your broker, bank or other nominee in whose name the shares are registered.
How will my shares be voted?
Any proxy that you properly submit and that is not revoked will be voted as you direct. If you are a stockholder of record and you indicate when voting through the Internet or by telephone that you wish to vote as recommended by our Board, or if you sign and return a proxy card without giving specific voting instructions, then the persons designated as proxy holders in the accompanying proxy card will vote your shares:
•	“FOR” the election of each of the four nominees for director;
•	“FOR” the proposal to ratify, on a non-binding, advisory basis, the appointment of Baker Tilly US, LLP as our independent registered public accountants for the fiscal year ending June 30, 2024; and
•	“FOR” the approval, on a non-binding, advisory basis, of the compensation paid to our named executive officers as described in this proxy statement.
In the event any director nominee is unable or unwilling for good cause to serve as a director if elected at the Annual Meeting (which is not anticipated), the persons named in the enclosed proxy card(s) will vote for the election of such person or persons as may be designated by the present Board or the Board may reduce the number of directors on the Board. As to any other business or matters which might otherwise properly come before the Annual Meeting, the proxy holders will vote in accordance with their best judgment. We do not presently know of any such other business.
I share an address with another stockholder and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
If you share an address with another stockholder, you will receive only one set of proxy materials unless you have provided instructions to the contrary. We will promptly deliver, upon oral or written request, a separate copy of the proxy materials to any stockholder residing at an address to which only one copy was mailed. If you wish to receive a separate set of proxy materials, please send your request to: Lantronix, Inc., 48 Discovery, Suite 250, Irvine, California 92618, Attention: Corporate Secretary, or contact our Corporate Secretary by phone at (949) 453-3990. You may also contact us if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders?
Stockholder Proposals Under Rule 14a-8. In order for a stockholder proposal to be eligible for inclusion in our proxy statement under SEC rules for the 2024 Annual Meeting of Stockholders, the written proposal must be received by our Corporate Secretary at our offices no later than the close of business on June 4, 2024 and must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Proposals should be addressed to: Lantronix, Inc., 48 Discovery, Suite 250, Irvine, California 92618, Attention: Corporate Secretary.
Stockholder Proposals Under the Company’s Amended and Restated Bylaws. Currently, our Amended and Restated Bylaws (the “Bylaws”) provide that, in order for a stockholder proposal to be submitted at the 2024 Annual Meeting of Stockholders, including nominations for candidates for election as directors, written notice to our Corporate Secretary of such proposal must be received at our principal executive offices:
•	not earlier than July 10, 2024; and
•	not later than August 9, 2024.
If the date of the 2024 Annual Meeting of Stockholders is moved more than 30 days before or 70 days after the first anniversary of the Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 under the Exchange Act, must be received no earlier than the close of business 120 days prior to the meeting and not later than the close of business on the later of the following two dates:
•	70 days prior to the meeting; and
•	10 days after public announcement of the meeting date.
Our Bylaws require that a stockholder must provide certain information concerning the proposing person, the nominee and the proposal, as applicable. Nominations and proposals not meeting the requirements set forth in our Bylaws will not be entertained at the 2024 Annual Meeting of Stockholders. Stockholders should contact the Corporate Secretary in writing at 48 Discovery, Suite 250, Irvine, California 92618, to obtain additional information as to the proper form and content of stockholder nominations or proposals.
In addition, a stockholder who intends to solicit proxies in support of director nominees other than the Company’s nominees at the 2024 Annual Meeting of Stockholders must deliver written notice to the Company setting forth the information required by Rule 14a-19 under the Exchange Act no later than September 8, 2024. If we change the date of our 2024 Annual Meeting of Stockholders to a date that is more than 30 calendar days from the first anniversary of this year’s Annual Meeting, the written notice must be received by the later of the 60th day prior to our 2024 Annual Meeting of Stockholders, or the 10th day following the day on which we publicly announce the date of our 2024 Annual Meeting of Stockholders. The notice requirement under Rule 14a-19 is in addition to the applicable notice requirements under our Bylaws as described above.
The stockholder proposal submission requirements set forth in our Bylaws are independent of, and in addition to, the notice requirements under Rule 14a-8, as discussed above, for inclusion of a stockholder proposal in our proxy materials.
Who pays for this proxy solicitation?
We do. In addition to sending you these proxy materials, some of our employees may contact you by mail, telephone, facsimile, email or personal solicitation. None of these employees will receive any extra compensation for doing this. We will, at our expense, request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons.
Where can I find voting results of the Annual Meeting?
We will announce preliminary voting results with respect to each proposal at the Annual Meeting. In accordance with SEC rules, final voting results will be published in a Current Report on Form 8-K within four business days following the Annual Meeting, unless final results are not known at that time, in which case preliminary voting results will be published within four business days of the Annual Meeting and final voting results will be published once they are known by us.

CORPORATE GOVERNANCE AND BOARD MATTERS
Corporate Governance Guidelines
The Board has established Corporate Governance Guidelines that it follows in matters of corporate governance, which are posted under the “About Us – Investor Relations” section of our website at www.lantronix.com. The information included on or accessed through our website shall not be incorporated into or otherwise be made a part of this proxy statement.
The following includes a summary of our Corporate Governance Guidelines and additional information regarding our Board.
Nomination of Director Candidates
The Corporate Governance and Nominating Committee considers candidates for Board membership and recommends director nominees to the Board for consideration and approval. There are no specific minimum qualifications that a director must possess to be nominated. However, the Corporate Governance and Nominating Committee assesses the appropriate skills and characteristics of a nominee based on the size and composition of the existing Board, and based on the nominee’s qualifications, such as: independence from management; depth of understanding of technology, manufacturing, sales and marketing, finance and/or other elements directly relevant to the Company’s business; education and professional background; judgment, skill, integrity and reputation; existing commitments to other businesses as a director, executive or owner; personal conflicts of interest, if any; and diversity of skills, backgrounds, experiences and other qualifications, to meet the Company’s ongoing needs. For more information, see below under the caption “Criteria for Director Nominees and Board Diversity.”
Board Composition; Director Independence
Our Board currently consists of six directors: Philip Brace, Jason Cohenour, Paul F. Folino, Phu Hoang, Heidi Nguyen and Hoshi Printer. On September 11, 2023, Mr. Folino and Dr. Nguyen notified us of their decision not to stand for re-election at the Annual Meeting. Effective as of the date of the Annual Meeting, the size of the Board will be reduced to four directors.
Our Corporate Governance Guidelines require that a majority of our directors meet the criteria for independence set forth under applicable securities laws, including applicable rules and regulations of the SEC and applicable listing standards of the Nasdaq Stock Market (“Nasdaq”). The Nasdaq listing standards provide that an independent director is one who the Board affirmatively determines is free of any relationship that would interfere with that individual’s exercise of independent judgment. Our Board has reviewed the relationships between the Company, including our subsidiaries and affiliates, and each Board member. Based on its review, the Board has affirmatively determined that Philip Brace, Jason Cohenour, Phu Hoang and Hoshi Printer currently have no relationships that would interfere with their exercise of independent judgment and that each of them is “independent” in accordance with applicable listing standards of Nasdaq. The Board previously determined that Mr. Folino and Dr. Nguyen, who are not standing for re-election at the Annual Meeting, were independent directors in accordance with the applicable listing standards of Nasdaq during their service on the Board through the Annual Meeting.
Board Leadership Structure
Our Corporate Governance Guidelines provide that the Board will appoint a Chairman of the Board with the approval of a majority of the directors then in office or as otherwise provided in our Bylaws. While any director (including the Chief Executive Officer or other management director) is eligible for appointment as the Chairman of the Board, the Board’s current preferred governance structure is to have an independent director serve as Chairman of the Board. If, however, the positions of Chairman of the Board and Chief Executive Officer are held by the same person, our Corporate Governance Guidelines provide that one of our independent directors will be designated by a majority of the independent directors to serve as our Lead Independent Director. The Board is currently led by Paul Folino, our independent Chairman of the Board, a position separate from our Chief Executive Officer and President. Separating the positions of Chief Executive Officer and Chairman of the Board allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management.
Risk Oversight
While our management has primary responsibility for identifying and mitigating risks, the Board has overall responsibility for oversight of such risks, with a focus on the most significant risks facing the Company. At least annually, management and the Board jointly review our strategic goals and associated risks. Throughout the year, the Board and the committees to which the Board has delegated responsibility dedicate a portion of their meetings to review and discuss specific risk topics in greater detail.
The Board has delegated responsibility for the oversight of specific risks to Board committees as follows:
•
The Audit Committee oversees our risk policies and processes relating to financial statements and financial reporting, as well as investment, capital structure and compliance risks, and the guidelines, policies and processes for monitoring and mitigating those risks.

•	The Compensation Committee oversees risks associated with our incentive plans, the compensation of executive management, and the effect the compensation structure may have on business decisions.
•	The Corporate Governance and Nominating Committee oversees risks related to our governance structure and the evaluation of individual Board members and committees.
The Board’s risk oversight process builds upon management’s enterprise-wide risk assessment and mitigation processes, which include ongoing monitoring of various material short-, intermediate- and long-term risks including those associated with long-term strategy and business operations, regulatory and legal compliance and financial reporting.
Our Board believes that the processes it has established to administer the Board’s risk oversight function would be effective under a variety of leadership frameworks and therefore do not have a material effect on our leadership structure described under “Board Leadership Structure” above.
Meetings of the Board
During fiscal 2023, the Board held 8 meetings. Each non-employee director attended 100% of the meetings of the Board held during the period of his or her tenure in fiscal 2023.
Executive Sessions
Although the Chief Executive Officer and other members of senior management are invited to attend meetings of the Board, the members of the Board meet in executive session, without executive management present, in conjunction with each of the regularly scheduled meetings of the Board. Each committee of the Board also meets regularly in executive session without executive management present. In addition, the Audit Committee meets quarterly in separate executive sessions with our independent registered public accounting firm and with our Chief Financial Officer.
Director Attendance at Annual Stockholder Meetings
Under our Corporate Governance Guidelines, our directors are expected to attend our annual meetings of stockholders. All of our then-current directors attended the 2022 Annual Meeting of Stockholders, held on November 8, 2022.
Committees of the Board
To facilitate independent director review, and to make the most effective use of our directors’ time and capabilities, the Board has established the following standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. The responsibilities of each committee are set forth in a written charter, each of which has been approved by the Board. Each standing committee reviews and assesses the adequacy of its charter on an annual basis. Each such charter is available under the “About Us – Investor Relations” section of our website at www.lantronix.com. The Board is permitted to establish other committees from time to time as it deems appropriate.
Current committee membership and the number of meetings of each committee in fiscal 2023 are shown in the table below. Dr. Nguyen is not currently a member of any committee. Each of the current directors who was a member of a committee attended 100% of the meetings held by each committee of the Board on which he served during the period of his tenure in fiscal 2023.

	Audit Committee	Compensation Committee	Corporate Governance & Nominating Committee
Jason Cohenour	Member	Member	—
Paul F. Folino	—	Chair	Chair
Phu Hoang	Member	—	Member
Hoshi Printer	Chair	Member	Member
Number of Fiscal 2023 Meetings	6	8	5
Audit Committee
The Audit Committee is composed of three directors, each of whom is independent in accordance with applicable rules of Nasdaq and meets the Nasdaq financial literacy requirements for audit committee service. In addition, the Board has determined that each of the members of the Audit Committee meets the enhanced independence requirements under the Exchange Act and that Mr. Printer is an “audit committee financial expert” as defined under the rules of the SEC.
The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of our financial statements, compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, the performance of our independent registered public accounting firm, risk assessment and risk management, and finance and accounting functions. The Audit Committee also appoints, retains, terminates, determines compensation for, and oversees our independent registered public accounting firm, reviews the scope of the audit by our independent registered public accounting firm, and reviews the effectiveness of our accounting and internal control functions. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding for, internal or external legal, accounting or other advisers as the Audit Committee deems necessary to carry out its duties.
In addition, the Audit Committee assists the Board in overseeing the implementation and monitoring of the effectiveness of our Code of Business Conduct and Ethics Policy (“Code of Conduct”). The Audit Committee also reviews, with our management and our independent registered public accounting firm, our policies and procedures with respect to risk assessment and risk management relating to financial statements and financial reporting, as well as investment, capital structure and compliance risk, and the guidelines, policies and processes for monitoring and mitigating those risks. The Audit Committee is also responsible for the review and approval of related party transactions.
Compensation Committee
The Compensation Committee is composed of three directors, each of whom is independent as the term is defined within the Nasdaq listing standards for compensation committee service. The Board has determined that each of the members of the Compensation Committee meets the enhanced independence requirements of Nasdaq and is a “non-employee director” as that term is defined under Rule 16b-3 of the Exchange Act.
The Compensation Committee determines our overall policies on compensation and determines the compensation of our Chief Executive Officer and other executive officers. In addition, the Compensation Committee administers our equity incentive plans and reviews the philosophy and policies behind, and any material risks created by, the salary, bonus and equity compensation arrangements for all employees. The Compensation Committee also makes recommendations to the Board with respect to amendments to our equity incentive plans. The Compensation Committee also reviews and recommends to the Board the compensation of directors. The Compensation Committee may form subcommittees and delegate to its subcommittees such power and authority as it deems appropriate. The Compensation Committee has the authority to obtain advice and assistance from, and receive appropriate funding for, internal or external legal, compensation, accounting or other advisers as the Compensation Committee deems necessary to carry out its duties. For fiscal 2023, the Compensation Committee retained Compensation Strategies, Inc. to assist in a review of the executive compensation practices at a peer group of companies. As described further under “Executive Compensation — Independent Compensation Consultants” below, the Compensation Committee has assessed the independence of Compensation Strategies, Inc. and has concluded that its engagement of Compensation Strategies, Inc. does not raise any conflict of interest with the Company or any of its directors or executive officers. No other compensation consultants were retained for fiscal 2023.

Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee is composed of three directors, each of whom is independent as the term is defined within the Nasdaq listing standards.
The Corporate Governance and Nominating Committee makes recommendations to the Board regarding candidates for election as directors and is otherwise responsible for matters relating to the nomination of directors, including evaluating the “independence” of directors and director nominees against the independence requirements of the Nasdaq listing standards, SEC rules and other applicable laws. The Corporate Governance and Nominating Committee assists with the structure and membership of Board committees.
The Corporate Governance and Nominating Committee reviews our corporate governance policies and procedures and recommends to the Board changes it deems appropriate. The Corporate Governance and Nominating Committee also oversees the Board and committee self-assessment and director performance evaluation process.
Search Committee
Effective as of June 29, 2023, Paul Pickle resigned from his roles as our President and Chief Executive Officer and as a member of the Board. The Board has commenced a formal search for the Company’s next Chief Executive Officer, including forming a Search Committee consisting of Messrs. Cohenour, Folino and Printer. The Search Committee appointed Mr. Cohenour as the Chair of the Search Committee and retained a leading executive search firm to assist in the search. The Search Committee will be dissolved when the new Chief Executive Officer is formally announced.
Advisory Board
In September 2021, the Board established an Advisory Board to enhance the Company’s strategic development, acquire additional expertise of industry leaders, and enable former members of the Board or the Company’s management to continue to make significant contributions to the Company. The Advisory Board currently consists of Bernhard Bruscha, who is also the Chair of the Advisory Board, and Margaret Evashenk, a former director of the Company. The charter for the Advisory Board is available under the “About Us – Investor Relations” section of our website at www.lantronix.com. The Corporate Governance and Nominating Committee has recommended, and the Board has approved, the dissolution of the Advisory Board, effective as of the Annual Meeting.
Criteria for Director Nominees and Board Diversity
The Board believes that it should be composed of directors with diverse, complementary backgrounds and that directors should, at a minimum, exhibit proven leadership capabilities and experience at a high level of responsibility within their respective fields and have the ability to quickly grasp complex principles of business, finance and technology. Directors should possess the highest personal and professional ethics, integrity and values and should be committed to representing the long-term interests of our stockholders.
When considering a candidate for director, the Corporate Governance and Nominating Committee takes into account a number of factors, including the following:
•	Independence from management;
•	Depth of understanding of technology, manufacturing, sales and marketing, finance and/or other elements directly relevant to our business;
•	Education and professional background;
•	Judgment, skill, integrity and reputation;
•	Existing commitments to other businesses as a director, executive or owner;
•	Personal conflicts of interest, if any; and
•	The size and composition of our existing Board.
In general, candidates who hold or who have held an established executive-level position in a technology company are preferred. The Board’s consideration of diversity as one of the criteria for director nominations is primarily focused on evaluating a nominee’s expected contribution to the diversity of skills, background, experiences and perspectives, given the then-existing composition of the Board as a whole.

When seeking candidates for director, the Corporate Governance and Nominating Committee may solicit suggestions from incumbent directors, management, stockholders and others. Additionally, the Corporate Governance and Nominating Committee may use the services of third party search firms to assist in the identification and review of appropriate candidates. After conducting an initial evaluation of a prospective candidate, the Corporate Governance and Nominating Committee will interview that candidate if it believes the candidate might be suitable. The Corporate Governance and Nominating Committee may also ask the candidate to meet with other members of the Board and with management. If the Corporate Governance and Nominating Committee believes a candidate would be a valuable addition to the Board, it may recommend to the Board that candidate’s appointment or election. The Corporate Governance and Nominating Committee applies the same standards of review to all prospective candidates for director, regardless of who initially brings them to the Corporate Governance and Nominating Committee’s attention.
Following is a summary of the diversity and demographic background of our directors (as self-identified):
Board Diversity Matrix (As of September 11, 2023)
Total Number of Directors	6
Part I: Gender Identity	Female	Male	Non- Binary	Did Not Disclose Gender
Directors	1	5	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	1	2	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	—	3	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—
Code of Conduct and Complaint Procedures
We have adopted a Code of Conduct that applies to all of our directors, officers and employees. The Code of Conduct operates as a tool to help our directors, officers and employees understand and adhere to the high ethical standards we expect. The Code of Conduct is posted under the “About Us – Investor Relations” section of our website at www.lantronix.com. To the extent required by rules adopted by the SEC and Nasdaq, we intend to promptly disclose future amendments to certain provisions of the code, or waivers of such provisions granted to executive officers and directors on our website at www.lantronix.com.
Concerns relating to accounting, internal controls or auditing matters should be brought to the attention of the Chair of the Audit Committee, and will be handled in accordance with procedures established by the Audit Committee with respect to such matters.
Securities Trading Policy/Hedging Prohibition
We have adopted an Insider Trading Policy governing the purchase, sale, and other dispositions of our securities by our directors, officers and employees, as well as by the Company. This policy prohibits directors, officers, and other employees from engaging in any transaction in which they may profit from short-term speculative swings in the value of our securities. This includes purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities. In addition, this policy is designed to ensure compliance with all insider trading laws, rules and regulations as well as listing standards applicable to the Company.

Arrangements with Directors or Executive Officers
No arrangement or understanding exists between any of our directors or executive officers and any other person, pursuant to which any of them were selected as our director or executive officer.
No Legal Proceedings
There are no legal proceedings related to any of our directors or executive officers which must be disclosed pursuant to applicable SEC regulations.
Stockholder Communications with the Board
Our Board provides a process for stockholders and other interested parties to communicate with our Board or any individual Board member. Stockholders who wish to communicate with the Board can write to the Company’s Corporate Secretary at Lantronix, Inc., 48 Discovery, Suite 250, Irvine, California 92618.
Communications will be distributed to the Board, or to individual directors as appropriate, depending on the facts and circumstances outlined in the communication. The Board has instructed the Corporate Secretary to review all correspondence and to determine, in his or her discretion, whether matters submitted are appropriate for Board consideration. In particular, the Board has directed that communications such as product or commercial inquiries or complaints, resumes and other job inquiries, surveys and general business solicitations or advertisements should not be forwarded to the Board. In addition, material that is unduly hostile, threatening, illegal, patently offensive or similarly inappropriate or unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any director upon request.
Compensation of Non-Employee Directors
Directors who are also employees of the Company are not paid any fees or remuneration, as such, for their service on the Board or on any Board committee. In fiscal 2023, we provided the annual compensation described below to directors who are not employees of the Company or any of our subsidiaries (“non-employee directors”).
Cash Compensation
Under our Non-Employee Director Compensation Policy as amended by the Board effective November 8, 2022, each non-employee director is entitled to receive the following cash compensation for board services, as applicable:
•	$50,000 annual retainer for service as a Board member;
•	$35,000 additional annual retainer for service as Chairman of the Board; and
•
$15,000 additional annual retainer for service as Chair of the Audit Committee, $10,000 additional annual retainer for service as Chair of the Compensation Committee and $10,000 additional annual retainer for service as Chair of the Corporate Governance and Nominating Committee.

Prior to November 8, 2022, the annual retainer for service as a Board member was $36,000, the additional annual retainer for the Chairman of the Board was $20,000, and the additional annual retainer for the Chair of the Audit Committee was $12,500.
Under the Non-Employee Director Compensation Policy, directors are not paid fees for service as members on any of our standing committees, apart from the Chair fees discussed above. Further, directors are not paid meeting fees, except that (1) each non-employee director will be paid a meeting fee of $1,000 for each Board meeting attended in person or by telephone in excess of 12 meetings during the fiscal year; and (2) each non-employee director will be paid a meeting fee of $1,000 for attending in person or by telephone each meeting of a standing committee of which he or she is a member in excess of 12 meetings per committee during the fiscal year.
Equity Award Program
Under our Non-Employee Director Compensation Policy, each of the non-employee directors elected at our annual meeting of stockholders each year, effective as of the 2021 annual meeting, will receive an award of restricted stock units (“RSUs”), with the number of RSUs for each grant to be determined by dividing a grant-date dollar value by the average of the closing prices of a share of our common stock for the last 30 trading days of the fiscal quarter preceding the fiscal quarter in which the grant is made. On November 8, 2022, the Board increased the grant date dollar value for each non-employee director’s annual equity award from $60,000 to $75,000, effective for new award grants after that date. Each such RSU award will be scheduled to vest as to 50% of the award six months after the grant date and as to the other 50% of the award on the earlier of the first anniversary of the grant date and the day immediately preceding the next annual meeting of stockholders. If a non-employee director is appointed to the Board other than at the time of an annual meeting of stockholders, the director will receive an initial award of RSUs with a value as of the grant date of $75,000 ($60,000 for grants prior to November 8, 2022) applying the methodology described above and pro-rated based on the period of the director’s service on the Board during the one-year period following the last annual meeting. This initial award will be scheduled to vest in two installments on the same vesting dates as the annual awards granted to non-employee directors at the last annual meeting (with the RSUs subject to the award allocated proportionately between the two vesting dates based on the director’s period of service on the Board), or if the initial award is granted more than six months after the last annual meeting, the award will be scheduled to vest in one installment on the earlier of the first anniversary of the date of the last annual meeting and the day immediately preceding the next annual meeting. In addition, if a change in control of the Company occurs, all annual and initial grants of RSUs to non-employee directors that are then outstanding will vest in full upon (or immediately prior to) the closing of the transaction.
The Board may change the terms of our director compensation program from time to time.
Reimbursements
Under the Non-Employee Director Compensation Policy, non-employee directors will be reimbursed for their reasonable out of pocket expenses, including travel expenses incurred to attend meetings up to a maximum of $2,000 per meeting requiring travel.
Non-Employee Director Compensation Table
The table below sets forth the compensation earned by our non-employee directors during fiscal 2023. The compensation paid to Mr. Pickle, who was employed by us and served on the Board during fiscal 2023, is presented below in the Summary Compensation Table and the related explanatory tables. Directors who are also officers or employees of the Company or its subsidiaries receive no additional compensation for their services as directors.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(6)	Option Awards ($)(1)(6)	All Other Compensation ($)	Total ($)
Jason W. Cohenour(3)	32,397	53,185	—	—	85,582
Margaret A. Evashenk(4)	19,000	54,527	—	—	73,527
Paul F. Folino(5)	92,750	53,185	—	—	145,935
Phu Hoang(6)	32,397	53,185	—	—	85,582
Heidi Nguyen(7)	46,500	53,185	—	—	99,685
Hoshi Printer	60,250	53,185	—	—	113,435
(1)
The dollar value of stock and option awards shown represents the grant date fair value determined in accordance with FASB ASC Topic 718. For a discussion of the valuation assumptions used in the calculations, see Note 6 of Notes to Consolidated Financial Statements, included in Part IV, Item 15 of our Form 10-K, which was filed with the SEC on September 12, 2023. These values differ slightly from the values used to determine the number of RSUs subject to each award because the FASB ASC Topic 718 grant date fair values are determined taking into account the closing price of a share of our common stock on the date of grant while the values used to determine the number of RSUs subject to each award are determined using an average of the closing prices of our common stock over the last 30 trading days of the last complete fiscal quarter before the grant date.

(2)
In accordance with our Non-Employee Director Compensation Policy described above, following the Company’s 2022 Annual Meeting of Stockholders, Messrs. Cohenour, Folino, Hoang and Printer, and Dr. Nguyen were each awarded 12,909 RSUs.

(3)	Mr. Cohenour was elected to the Board on November 8, 2022.
(4)
Ms. Evashenk resigned from the Board effective November 8, 2022. In connection with Ms. Evashenk’s appointment to our Advisory Board as described above, she was granted an award of 10,776 RSUs, which is scheduled to vest as to one-third of the RSUs on each of March 1, 2023, June 1, 2023 and September 1, 2023. The number of RSUs subject to the award was determined by dividing $50,000 by the average closing price of the Company’s common stock over the last 30 trading days of the last complete fiscal quarter before the grant date.

(5)	Mr. Folino is not standing for re-election at the Annual Meeting.
(6)	Mr. Hoang was elected to the Board on November 8, 2022.
(7)	Dr. Nguyen is not standing for re-election at the Annual Meeting.

Outstanding Non-Employee Director Equity Awards at 2023 Fiscal Year End
The following table shows the total number of RSUs outstanding, and total number of shares of our common stock subject to outstanding stock options, as of June 30, 2023 for each person who served as a non-employee director during fiscal 2023:
Name	RSUs Outstanding (#)	Option Awards Outstanding (#)
Jason W. Cohenour	6,455	—
Margaret A. Evashenk	3,593	—
Paul F. Folino	6,455	—
Phu Hoang	6,455	—
Heidi Nguyen	6,455	—
Hoshi Printer	6,455	—
Director Stock Ownership Requirements
The Board encourages its members to acquire and hold stock in the Company to link the interests of the directors to the stockholders. The Board has adopted stock ownership guidelines for the non-employee directors of the Company. Under the guidelines, our non-employee directors are each expected to own shares of our common stock with a value equal to three times the annual cash retainer for such director. Progress toward the achievement of these ownership guidelines is based on shares purchased in the open market, or acquired through option exercises or vesting of RSUs. The value of the shareholdings is based on the greater of (1) the closing price of a share of our common stock as of the most recent fiscal year end, or (2) the acquisition value of the shares, determined based upon the purchase price for open market purchases and the fair market value of shares on the date of issuance in the case of shares issued upon the exercise of stock options or settlement of RSUs. The guidelines provide that non-employee directors are expected to establish the minimum ownership levels within five years of adoption of the guidelines or within five years of appointment as a new non-employee director of the Company. Neither the Board nor the Compensation Committee has established stock ownership guidelines for members of the Board who are employees of the Company.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board currently consists of six directors. Subsequent to our 2022 Annual Meeting of Stockholders, Philip Brace was identified as a potential candidate by a third-party search firm and one of our stockholders to the Corporate Governance and Nominating Committee, which evaluated, reviewed and recommended Mr. Brace to the Board for nomination by the Board of Directors. The Board of Directors met, discussed and approved the appointment of Mr. Brace to the Board on August 4, 2023.
On September 11, 2023, Mr. Folino and Dr. Nguyen notified us of their decision not to stand for re-election at the Annual Meeting. On the same date, the Board, upon the recommendation of the Corporate Governance and Nominating Committee, nominated Bernhard Bruscha for election by stockholders at the Annual Meeting; on September 22, 2023, however, Mr. Bruscha informed the Board that, for personal reasons, he is unable to stand for election at the Annual Meeting, and is not a nominee for election as a director at the Annual Meeting.
The Corporate Governance and Nominating Committee has recommended to the Board, and the Board has approved, the nomination of the following four nominees for election as directors at the Annual Meeting, each to serve a one-year term until the 2024 Annual Meeting of Stockholders and until the director’s successor has been duly elected and qualified, or until the director’s earlier resignation or removal: Philip Brace, Jason Cohenour, Phu Hoang and Hoshi Printer. If all four of the above nominees are elected to the Board at the Annual Meeting, the size of the Board will be reduced to four members, effective as of the Annual Meeting.
Each of the nominees presently serves as a director and has served continuously as a director since the date indicated in the nominee’s biography below. All nominees have consented to be named and have indicated their intent to serve if elected.
Information About the Director Nominees
The following table sets forth certain information, in each case as of October 2, 2023, concerning the nominees for director:
Name	Age	Director Since	Position With Lantronix
Philip Brace	53	2023	Director
Jason Cohenour	62	2022	Director
Phu Hoang	55	2022	Director
Hoshi Printer	81	2010	Director
Mr. Folino and Dr. Nguyen are not standing for re-election at the Annual Meeting. The following is a description of the business experience, qualifications, skills and educational background of each of the director nominees, including each nominee’s relevant business experience:
Philip Brace
Independent Director
Since 2023
Career Highlights
Mr. Brace served as President and Chief Executive Officer of Sierra Wireless Inc., a manufacturer of high-performance cellular networking for mission critical applications, from July 2021 to January 2023. Prior to this, Mr. Brace served as an Executive Vice President of Veritas Technologies, an international multi-cloud data management company, from April 2019 to July 2021. He was President of Cloud Systems and Electronic Solutions at Seagate Technology, a provider of data storage technology and infrastructure solutions, from July 2015 to October 2017 and Executive Vice President - Electronics Solutions at Seagate from September 2014 to July 2015. Mr. Brace began his career at Intel Corporation and LSI Corporation, holding various engineering and management roles.

Skills and Qualifications
Mr. Brace’s 30 years of experience in the semiconductor, server, IoT and storage industries, filling multiple roles ranging across various disciplines, including software, hardware, engineering, marketing and sales, enables Mr. Brace to provide our Board with business, technical and strategic insight into the issues faced by our Company and our industry.
Jason Cohenour
Independent Director Since 2022	Current Board Committees -Audit Committee -Compensation Committee
Career Highlights
Mr. Cohenour served as President, Chief Executive Officer and a director of Sierra Wireless, Inc., from 2005 until June 2018, and held other senior management positions with Sierra Wireless, including Chief Operating Officer, from 1996 until 2005. Mr. Cohenour is a director of CalAmp Corp. (Nasdaq: CAMP), a connected intelligence company, where he was appointed in June 2019 and serves on the Audit Committee and chairs the Governance and Nominating Committee; RF Industries Ltd. (Nasdaq: RFIL), a manufacturer of interconnect products and systems for next generation communication services, where he was appointed in September 2022 and serves on the Audit Committee and the Strategic Planning and Capital Allocation Committee; and Blackline Safety Corp. (TSX: BLN), a global leader in connected safety technology. Mr. Cohenour also previously served as a director of Ikanos Communications, Inc. from 2014 until August 2015, when that company was acquired by Qualcomm Atheros, and a director of Epic Data International, Inc. from 2004 to 2010.
Skills and Qualifications
Mr. Cohenour brings many years of executive leadership, sales, operations, and international M&A experience in the technology industry and extensive experience on public company boards of directors, including as a member of audit, compensation and governance committees.
Phu Hoang
Independent Director Since 2022	Current Board Committees -Audit Committee -Corporate Governance & Nominating Committee
Career Highlights
Mr. Hoang is the founder, and has served since 1997 as Chief Executive Officer and a director of, Virtium LLC, a designer and manufacturer of industrial-grade solid-state storage and memory solutions for the networking, telecommunications, industrial, transportation, rugged computing systems, and other key markets that require data-storage integrity.
Skills and Qualifications
Mr. Hoang has a demonstrated record of entrepreneurship and innovation as well as extensive business, operational and leadership experience as the long-term Chief Executive Officer of a technology company.
Hoshi Printer
Independent Director Since 2010	Current Board Committees -Audit Committee (Chair) -Compensation Committee -Corporate Governance & Nominating Committee
Career Highlights
Mr. Printer has served as a member of our Board since 2010. Mr. Printer’s background includes four decades of relevant general and financial management experience, including serving as Chief Financial Officer for several technology companies, including the following: Autobytel, an online automotive marketplace; Peerless Systems

Corporation, an embedded imaging systems company; Neuron Data, a developer of high-end, client-server, object- and web-oriented tools; Soane Technologies, an ophthalmic and bioscience business; and Catalytica, a developer of environmental technology. From 2005 to 2010, Mr. Printer was a Chief Financial Officer consultant. His clients included Private Access, Inc., a technology company, Avamar Technologies, Inc., a provider of enterprise data storage software, and Path 1 Network Technologies, a provider of television over IP technology to broadcasters. Mr. Printer also served as the divisional Vice President of Finance for Xerox Corporation.
Skills and Qualifications
Mr. Printer’s financial expertise, exemplified by his background and experience in a number of companies as a senior financial officer, and his broad experience with technology companies make him a valuable asset to the Board and qualify him to serve as an audit committee financial expert and Chair of the Audit Committee.
Required Vote
A director nominee must receive the affirmative vote of a majority of the votes cast with respect to his election in order to be elected to the Board. In other words, the number of shares voted “FOR” a director nominee must exceed the number of shares voted “AGAINST” that nominee’s election. Abstentions and broker non-votes will not be treated as votes cast and will not be counted in determining the outcome of a director’s election.
Recommendation of the Board of Directors
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE FOUR NOMINEES SET FORTH ABOVE.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
The Audit Committee has appointed Baker Tilly US, LLP (“Baker Tilly”) as our independent registered public accountants for our fiscal year ending June 30, 2024. Baker Tilly was also our independent registered public accounting firm for fiscal 2023 and fiscal 2022. Representatives of Baker Tilly are expected to attend the Annual Meeting and will be available to respond to appropriate questions and to make a statement if they so desire. Although we are not required to seek stockholder ratification of this appointment, the Board believes that doing so is consistent with good corporate governance practices. If the appointment is not ratified, the Audit Committee will explore the reasons for stockholder rejection and will reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent registered public accountants any time during the year if the Audit Committee determines that the change would be in our best interests.
Fees Paid to the Principal Accountants
The following table presents the aggregate fees billed for each of the last two fiscal years for professional services rendered by Baker Tilly:
	Year Ended June 30,
Fee Category	2023 ($)	2022 ($)
Audit fees	438,500	254,000
Audit-related fees	31,000	27,000
Tax fees	123,100	80,000
All other fees	—	—
Total fees	592,600	361,000
Audit Fees. Consist of fees billed for professional services rendered for (i) the audit of our consolidated financial statements and review of our quarterly interim consolidated financial statements, (ii) the audit of the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, which we are required to comply with beginning in fiscal 2023 and which amounted to $175,000 in fees this fiscal year, (iii) performance of additional audit procedures related to our acquisition of Uplogix, Inc. in September 2022, and (iv) other services that are normally provided by our independent registered public accountants in connection with statutory and regulatory filings or engagements.
Audit-Related Fees. Consist of fees billed for professional services that are reasonably related to the performance of the audit or review of our consolidated financial statements but are not reported under “Audit Fees.” These fees were related to the audits of our 401(k) employee benefit plan and our Amended and Restated 2013 Employee Stock Purchase Plan.
Tax Fees. Consist of fees billed for professional services, including tax advice, tax planning, and preparation of returns relating to federal, state and international taxes.
All Other Fees. There were no fees billed by our independent registered public accountants for other services in fiscal 2023 or fiscal 2022.
Pre-Approval of Services
The Audit Committee is required to pre-approve the audit and non-audit services performed by our independent registered public accountants in order to ensure that the provision of such services does not impair the auditor’s independence. Unless a type of service to be provided by our independent registered public accountants has received general pre-approval, it requires specific pre-approval by the Audit Committee. The term of any general pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. At least annually, the Audit Committee reviews and pre-approves the services that may be provided by our independent registered public accountants without obtaining specific pre-approval from the Audit Committee. The Audit Committee does not delegate its responsibilities to pre-approve services performed by our independent registered public accountants to management. The Audit Committee may delegate, and has delegated, pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. Our Audit Committee pre-approved all audit, audit-related, tax and other services performed by Baker Tilly in fiscal 2022 and in fiscal 2023.
Required Vote
Approval of the non-binding, advisory proposal to ratify the appointment of Baker Tilly as our independent registered public accountants for the fiscal year ending June 30, 2024 requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstaining has the same effect as voting against this proposal.
Recommendation of the Board of Directors
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF BAKER TILLY US, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING JUNE 30, 2024.

PROPOSAL 3
ADVISORY APPROVAL OF COMPENSATION FOR NAMED EXECUTIVE OFFICERS
At the Annual Meeting, we are providing our stockholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation paid to our named executive officers, which is described in the section titled “Executive Compensation” in this proxy statement. Accordingly, the following resolution will be submitted for a stockholder vote at the Annual Meeting:
“RESOLVED, that the stockholders of the Company hereby approve the compensation paid and payable to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and narrative discussion set forth under the section titled ‘Executive Compensation’ in this proxy statement.”
Our executive compensation program is designed to provide a competitive level of compensation necessary to align the financial interests of our executives with those of our stockholders, to motivate our executives to achieve short-term and long-term corporate goals that the Compensation Committee believes will enhance stockholder value, and to attract and retain talented and experienced executives. In order to align executive pay with both our performance and our stockholders’ interests, a significant portion of compensation paid to our named executive officers is allocated to performance-based, short- and long-term incentive programs, to make executive pay dependent on our performance (or “at risk”), and in the case of equity awards, with the value also being dependent on changes in our stock price through the time of payment or exercise of the award. In addition, we intend that as an executive officer’s responsibility and ability to affect the financial results of the Company increases, the portion of that executive officer’s total compensation deemed “at risk” should increase.
We urge our stockholders to read the Executive Compensation section of this proxy statement, which more thoroughly discusses how our compensation philosophy is implemented through our compensation policies and procedures. The Compensation Committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our goals.
We are requesting stockholder approval, on a non-binding, advisory basis, of the compensation paid to our named executive officers as disclosed in this proxy statement, pursuant to the SEC’s compensation disclosure rules. This vote is an advisory vote only and will not be binding on the Company, the Board or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Company, the Board or the Compensation Committee. Although the vote is non-binding, the Board and the Compensation Committee value the opinions of our stockholders and will consider the outcome of the stockholder vote on this proposal when assessing any potential changes to our compensation philosophy and policies.
The Company’s current policy is to provide our stockholders with an advisory vote on the compensation paid to our named executive officers each year at the annual meeting of stockholders. It is expected that the next advisory vote on the compensation paid to our named executive officers will be held at the 2024 Annual Meeting of Stockholders.
Required Vote
The non-binding, advisory approval of the compensation paid to our named executive officers as disclosed in this proxy statement requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstaining has the same effect as voting against this proposal and broker non-votes will not be counted in determining the outcome of this proposal.
Recommendation of the Board of Directors
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS AN ADVISORY VOTE “FOR” APPROVAL OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

EXECUTIVE COMPENSATION
The following section describes the material elements of compensation paid to our “named executive officers” and should be read together with the compensation tables and related disclosures set forth below. In general, our named executive officers consist of all individuals who served as our principal executive officer during the fiscal year and our two other most highly compensated individuals serving as executive officers on the last day of the fiscal year. Individuals who served as executive officers during the fiscal year but are no longer serving as executive officers at the end of the fiscal year may also need to be included as named executive officers in certain circumstances.
For fiscal 2023, our named executive officers were: Jeremy R. Whitaker, our Interim Chief Executive Officer and our Chief Financial Officer; Roger Holliday, our Vice President of Worldwide Sales; Eric Bass, our Vice President of Engineering; and Paul Pickle, our former President and Chief Executive Officer.
Executive Summary
Our compensation program is designed to drive behavior that aligns executive pay with stockholder interests through pay-for-performance outcomes consistent with the company’s transformation and growth strategy, at levels that allow us to attract and retain high quality talent. Our executive compensation philosophy reflects a combination of rigorous performance goals and short- and long-term incentive opportunities. We engage the services of an independent outside compensation consultant in developing our executive compensation program.
The executive compensation program approved by our Compensation Committee includes the following elements:
	Pay Component	Role	Performance Metric and Description
Short Term Incentive	Base Salary	Provides a competitive fixed annual income	Reviewed annually and adjusted based on competitive market practices and individual performance	Fixed
	Annual Bonus Program	Variable cash component designed to encourage performance to annual objectives which support the long-term strategy
Metrics for fiscal 2023 include:

• Organic Revenue Growth
• Non-GAAP Earnings Per Share Growth

Actual payout is capped at 50% of non-GAAP income, calculated before the foregoing payouts, and in all cases at 200% of target.
Variable / At-Risk
Long Term Incentive	Performance- Based Restricted Stock Units (“PSUs”)	Aligns interest of executives with those of shareholders; provides retention value and motivates executives to build long-term shareholder value
Other than new-hire grants, equity awards granted to named executive officers are 100% performance-based.

Metrics for PSUs vesting in fiscal 2023 include:

• Revenue (or Revenue Growth)
• Non-GAAP Earnings per Share (or Non-GAAP Earnings per Share Growth)
• PSUs granted in fiscal 2023 also have a multiplier based on TSR compared with the companies in the Russell Microcap Index

Vesting is over 3 years.

	Time-based Restricted Stock Units (“RSUs”) and Stock Options	Provides retention value and motivates executives to build long-term shareholder value	Normally granted to executives at the time of hiring.

The Compensation Committee believes that executive compensation should be based primarily on objectively determinable factors, both for the Company on its own, as well as in comparison to peer companies. The Compensation Committee also believes that executive compensation should have a component based additionally, although not primarily, on subjective factors, such as leadership, how well each executive helps the Company achieve its strategic goals, each executive’s ability to attract, retain and develop key talent, and how each executive’s efforts contribute to enhancing the Company’s relationship and status with the investor community. The use of both objective and subjective factors, however, does not prevent the Compensation Committee from adjusting compensation up or down if, after considering all of the relevant circumstances, it believes total compensation can be structured to better serve our stockholders’ interests.
We also believe that stockholder interests are further served by other executive compensation-related practices that we follow. These practices include:
✔
Long-Term Equity Incentives. All of our equity incentive awards have multi-year vesting and/or performance requirements. With the exception of new hire equity grants, all equity awards granted to our named executives over the last four fiscal years are subject to performance-based vesting as well as continued employment.

✔	No Material Perks. We do not provide significant perquisites.
✔	No Tax Gross-Ups. We do not pay taxes on our executives’ behalf through “gross-up” payments (including excise tax gross-up payments in connection with a change in control transaction).
✔
No Single-Trigger Benefits. Our executives’ change in control arrangements have a double-trigger provision (benefits require both a change in control and termination of employment) rather than a single-trigger provision (under which benefits are triggered automatically by any change in control).

✔
No Re-Pricing of Stock Options. We prohibit re-pricing of “underwater” stock options (stock options where the exercise price is below the then-current market price of our stock) without stockholder approval.

✔
Clawback Policy. The Company maintains a “clawback” policy that generally requires reimbursement or cancellation of incentive-based awards or payments to current or former executive officers in certain circumstances where the amount of the award or payment was determined based on the achievement of financial results that were subsequently the subject of an accounting restatement due to material noncompliance with applicable securities laws.

✔
Anti-Hedging Policy. Our Stock Trading Guidelines prohibit our officers and directors from engaging in hedging transactions in relation to the Company’s stock or equity awards (including unvested equity awards) as collateral for any margin account or other form of credit arrangement.

✔	Anti-Pledging Policy. Our Stock Trading Guidelines prohibit our officers and directors from pledging any Company stock that they own.
✔	Stockholder Engagement. We seek annual stockholder feedback on our executive compensation program.
✔	Independent Compensation Consultant. Our Compensation Committee retains an independent compensation consultant for independent advice and market data.
Compensation Philosophy and Objectives of the Compensation Program
Our executive compensation program is based on principles designed to:
•	align financial interests of executives and stockholders;
•	pay for performance; and
•	attract, motivate and retain top executive talent.
The Compensation Committee’s decisions on target compensation for specific individuals are also influenced by a variety of factors, including title and level of responsibility, Company and individual performance, peer group data, prior compensation and general business conditions.

Role of the Compensation Committee
Our Compensation Committee was appointed by the Board and consists entirely of directors who our Board has determined are independent directors under the Nasdaq listing standards and “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act.
Our Compensation Committee is responsible for, among other things:
•	reviewing and approving our compensation philosophy;
•	reviewing all executive compensation plans and structures, including that of our executive officers and other members of senior management;
•	reviewing the risks arising from our compensation policies;
•	approving the individual compensation paid to our executive officers and other members of senior management, including our named executive officers;
•	administering our equity incentive plans;
•	approving annual cash incentive program performance metrics as well as payouts thereunder; and
•	reviewing other executive benefit plans, including perquisites.
Our Compensation Committee also analyzes the alignment of our overall executive compensation package with our compensation philosophy and objectives.
How Compensation Decisions Are Made
The Compensation Committee annually determines the compensation levels for our executive officers by considering several factors, including competitive market data, each executive officer’s roles and responsibilities, how the executive officer is performing those responsibilities and our financial performance.
The Compensation Committee makes all decisions for the total direct compensation – that is, base salary, cash incentive awards under our incentive bonus plan, and stock-based awards – of our executive officers and other members of our senior management, including the named executive officers.
At the request of the Compensation Committee, our Chief Executive Officer and other officers may attend meetings of the Compensation Committee or meetings of our Board at which executive compensation is discussed. The Compensation Committee considers the recommendations from our Chief Executive Officer with respect to executive compensation. While our Chief Executive Officer discusses his recommendations with the Compensation Committee, he does not participate in deliberation or determination with respect to his own compensation.
The Compensation Committee may also engage independent compensation consultants to assist the Compensation Committee in its duties, including providing advice regarding industry trends and benchmarking information relating to the form and amount of compensation provided to executives by companies with which we compete for executive talent and other similarly situated companies.
When considering a proposed compensation package for an executive officer, the Compensation Committee considers both the compensation package as a whole and each element of total compensation. For example, before determining officer compensation, the Compensation Committee reviews, for each executive, each element of compensation paid in the prior fiscal year, including base salary, incentive bonus, and the value of equity awards, information regarding equity awards made in prior periods, and competitive market data. The Compensation Committee uses this information to assess the overall effect and long- term implications of compensation decisions, rather than viewing individual decisions in isolation.
2022 Say-On-Pay Vote
At our 2022 Annual Meeting of Stockholders, our stockholders approved, on a non-binding, advisory basis, the compensation paid to our named executive officers described in our 2022 proxy statement. Approximately 99.6% of the votes cast on the matter were voted in favor of this “say-on-pay” approval. The Board and the Compensation Committee considered the voting results and high level of stockholder support when establishing our executive compensation programs for fiscal 2023 and implemented an executive compensation program for fiscal 2023 that was substantially similar to the program in place for fiscal 2022.

Independent Compensation Consultants
The Compensation Committee has the authority to retain independent advisors to assist it in the compensation-setting process and receive funding to engage such advisors. The Chair of the Compensation Committee, in consultation with other Compensation Committee members, defines the scope of any advisor’s engagement and related responsibilities.
The Compensation Committee engaged Compensation Strategies, Inc. (“Compensation Strategies”) for fiscal 2023 to assist in a review of the executive compensation practices at a peer group of companies. The compensation consultants from Compensation Strategies have no other direct or indirect business relationships with us. The Compensation Committee has assessed the independence of Compensation Strategies and concluded that its engagement of Compensation Strategies does not raise any conflict of interest with the Company or any of its directors or executive officers.
Compensation Peer Group
As noted above, the Compensation Committee selects a peer group of companies each year with input from its independent compensation consultant to help evaluate our executive compensation program. In May 2023, the Compensation Committee identified the following companies as the peer group for fiscal 2024:
Airgain, Inc.	EMCORE Corporation	Napco Security Technologies, Inc.
American Software, Inc.	Identiv, Inc.	Ooma, Inc.
BK Technologies Corporation	Iteris, Inc.	PCTEL, Inc.
Cantaloupe, Inc.	KVH Industries, Inc.	PowerFleet, Inc.
Clearfield, Inc.	Luna Innovations Incorporated	Smith Micro Software, Inc.
Digi International Inc.	Mitek Systems, Inc.	Sonim Technologies, Inc.
Edgio, Inc.	MiX Telematics Limited
In selecting the peer group for fiscal 2024, the Compensation Committee considered public companies with a thematic fit with the Company’s business and targeted a group of about 20 companies with the Company’s revenue at approximately the 50th percentile of the group. The peer group for fiscal 2024 is the same as the fiscal 2023 peer group.
Components of Executive Compensation
Our Compensation Committee utilizes three main components for executive officer compensation: base salary, a cash incentive bonus, and long-term equity-based awards. Our compensation program is designed to balance our need to provide our executive officers with incentives to achieve our short- and long-term performance goals with the need to pay competitive base salaries.
There is no pre-established policy for allocating between cash and non-cash or short-term and long-term compensation. In determining the allocation each year among base salary, annual cash incentive bonus, and long-term equity-based awards, the Compensation Committee considers our short-term and long-term business objectives, competitive trends within our industry, and each named executive officer’s current and prior compensation.
An important guiding principle for our executive compensation program is our belief that it benefits our stockholders for executive management’s compensation to be tied to our short-term and long-term performance, so that a significant portion of each executive officer’s compensation is tied to the achievement of our goals and objectives. As a result, “at risk” compensation makes up a significant portion of our executives’ compensation.
Base Salaries
Base salaries for our executive officers are set with regard to a number of factors, including the executive’s title and responsibilities within the Company, the executive’s performance in recent periods, the executive’s potential for continued development within the organization, an assessment of the base salaries of similarly situated executives with the peer group companies noted above, and internal parity with other executives. The base salary levels for each executive officer, and any increases or decreases to those levels, are reviewed and approved each year by the Compensation Committee.
In December 2022, we entered into an offer letter with Mr. Bass in connection with his joining the Company. The terms of the offer letter were negotiated with Mr. Bass and provided that his annual base salary would be $250,000. In February 2023, Mr. Holliday’s base salary was increased by $5,000 to $255,000. In June 2023, the Compensation Committee determined that the fiscal 2024 base salary for Mr. Whitaker would be increased by 18% over his fiscal 2023 level and that the fiscal 2024 base salaries for Messrs. Holliday and Bass would each be increased by 10%. These increases were based on the Compensation Committee’s assessment of the factors noted above, and Mr. Whitaker’s larger increase took into account his appointment as Interim Chief Executive Officer. Accordingly, these named executive officers’ base salaries for fiscal 2024 are as follows:
Name	Fiscal 2024 Base Salary
Jeremy R. Whitaker	$300,000
Roger Holliday	$280,500
Eric Bass	$275,000
Annual Cash Incentive Program
Our Compensation Committee believes that annual performance-based cash bonuses play an important role in providing incentives to our executive officers to achieve annual performance goals. To that end, we have established an annual cash bonus program (the “Bonus Program”) in order to align executives’ goals with our financial, strategic and tactical objectives for the current year.
Selected employees, including all of our named executive officers, are eligible to participate in the Bonus Program. Each participant in the Bonus Program is assigned a target annual cash bonus, generally expressed as a percentage of the participant’s base salary, the payment of which is conditioned on the achievement of certain performance goals and objectives established by the Compensation Committee. Bonuses paid under the Bonus Program, if any, may be based upon achievement of performance goals for two independent semi-annual performance periods, corresponding with the first and second half of the fiscal year, respectively (each, a “Performance Period”).
The Compensation Committee generally sets the corporate performance goals at “target” levels the Compensation Committee believes are challenging, but reasonable, for management to achieve, with reduced or increased bonus opportunities for performance below or above, as the case may be, the targeted level. The Compensation Committee may also establish a maximum aggregate amount of bonuses that all participants will be eligible to receive during a Performance Period based on our earnings for the fiscal year as it may determine. If the bonus pool for a Performance Period is insufficient to fully fund the bonuses earned during the Performance Period, each participant’s bonus is ratably reduced.
At the end of each Performance Period, the Compensation Committee determines the level of Company achievement with respect to the specified goals. The Compensation Committee retains discretion to make appropriate adjustments to the performance goals for the effects of events that were not anticipated in establishing the performance goals, to exclude one-time or non-recurring expenses in calculating achievement of performance goals, and to make other adjustments to the bonuses that otherwise would be payable based on actual performance. Final bonus levels are then based on those determinations and generally paid to the executives in the quarter following the completion of a Performance Period.
For fiscal 2023, the Compensation Committee determined that annual bonuses would be based on achievement of specified levels of growth in “organic revenue” (i.e. excluding revenue derived from any companies acquired after the adoption of the bonus program) relative to organic revenue for the prior fiscal year and non-GAAP earnings (from both organic and inorganic sources) per share (“non-GAAP EPS”) for the fiscal year. The Compensation Committee believes revenue and non-GAAP EPS to be good indicators of our success, given the market in which we compete. In addition, they are metrics that management can calculate and communicate to employees throughout the applicable Performance Period. The goals were weighted 60% towards the revenue goal and 40% towards the non-GAAP EPS goal. If, at the end of the first two quarters of fiscal 2023, the Company was on pace to achieve at least the target level of revenue and non-GAAP EPS for the fiscal year shown in the table below, the Compensation Committee could approve a partial bonus payment of up to 50% of a participant’s target bonus amount for the year (with the final bonus to be awarded at the end of the fiscal year to be reduced by the amount of such partial payment).
The revenue growth and non-GAAP EPS goals for fiscal 2023, which apply to all participants (including each of the named executive officers), and the payout percentages are set forth in the table below (with the percentage determined by linear interpolation for performance between the levels indicated in the table). For each metric, growth is relative to fiscal 2022 levels.

Organic Revenue Growth for the FY23 Performance Period (60%)*	Non-GAAP EPS for the FY23 Performance Period (40%)	Payout Percentage (% of Target Bonus)
1% or less	Less than or equal to $0.33	0%
3%	$0.34	75%
5%	$0.35	100%
8%	$0.36	125%
10%	$0.37	150%
12%	$0.38	175%
15% or more	$0.39 or more	200%
*
If the Company’s total revenue for fiscal 2023 (including revenue derived from any companies acquired after the bonus program was adopted) was $162 million or more, the payout percentage for the revenue growth metric would be 200%.

Bonuses under the Bonus Program for fiscal 2023 were capped at 200% of target, and the total bonus pool for all bonuses awarded for fiscal 2023 was limited to 50% of the Company’s non-GAAP income for the fiscal year (defined as our earnings before interest, taxes, depreciation, amortization, and share-based compensation, excluding the impact of non-recurring charges or gains, consistent with the approach used for reporting “Non-GAAP Net Income” in our quarterly earnings releases), and calculated before taking the bonuses into account. To the extent the total payout under the Bonus Program exceeded this bonus pool, the bonuses awarded under the program may be capped at the bonus pool amount. A member of management awarded a bonus for fiscal 2023 could also elect, subject to approval by the Compensation Committee and concurrence by the Board, to receive the bonus in the form of restricted stock units that would vest 50% on grant and 50% after six months, with the number of units to be determined based on the average closing price of our common stock over the period of 30 trading days ending immediately prior to the grant date.
The Compensation Committee established the following target and maximum bonus amounts set forth below for the named executive officers under the Bonus Program. Mr. Pickle’s target bonus for fiscal 2023 remained at the same level as for fiscal 2022, while the target bonuses amounts for Messrs. Whitaker and Holliday (as a percentage of base salary) were each increased by 10% to align them more closely with those provided to similarly situated executives with the peer companies.
Name	Fiscal 2023 Base Salary	Target Bonus		Incentive Mix		Maximum Payout
		% of Salary	Dollars	Revenue Growth	Non- GAAP EPS	% of Salary	Dollars
Jeremy R. Whitaker	$255,000	65%	$165,750	60%	40%	130%	$331,500
Roger Holliday	$250,000	50%	$125,000	60%	40%	100%	$250,000
Eric Bass*	$250,000	40%	$100,000	60%	40%	80%	$200,000
Paul Pickle	$400,000	85%	$340,000	60%	40%	170%	$680,000
*	Pursuant to his offer letter, Mr. Bass’ target bonus is set at 40% of his base salary. His fiscal 2023 bonus was pro-rated based on his period of employment with the Company during the fiscal year.
In August 2023, the Compensation Committee determined that the Company’s organic revenue for fiscal 2023 had declined from the fiscal 2022 level, and that the Company’s non-GAAP EPS for fiscal 2023 was $0.22. Based on these performance results, the Compensation Committee determined that no bonuses would be paid under the 2023 Bonus Program.
Equity Awards
We believe that providing a significant portion of our executive officers’ total compensation opportunity in equity awards aligns the incentives of our executives with the interests of our stockholders and with our long-term success. By compensating our executives with our equity, executives receive a stake in our financial future and the values realized in the long term depend on the executives’ ability to drive our financial performance. Equity incentive awards are also a useful vehicle for attracting and retaining executive talent in a competitive market. In determining the equity awards to be granted to our executives, the Compensation Committee takes into account the executive’s equity ownership in the Company and the terms of the executive’s then-outstanding awards.

Our Compensation Committee administers our equity incentive plans and establishes the terms for all awards granted thereunder, including grant guidelines, vesting schedules, and other provisions. Since fiscal 2020, we have granted annual equity awards to our executives in the form of RSUs that vest based on our achievement of specific performance goals as well as the executive’s continued service with the Company (“PSUs”). In connection with hiring new employees, we may grant stock options and RSUs that vest based on continued employment over a multi-year period. The Compensation Committee annually evaluates its equity compensation program to determine whether to issue either RSUs, stock options, a combination thereof, or other types of equity awards.
Vesting of our PSUs is generally subject to our achievement of pre-established growth rates in our total revenue and non-GAAP EPS for the applicable performance period. Although these metrics are similar to the metrics used for our Bonus Program, we have based vesting of PSUs awarded over the past three fiscal years on three-year growth in total revenue (whereas the Bonus Program utilizes one-year organic revenue) and three-year growth in non-GAAP EPS (as opposed to the one-year absolute target values used in the Bonus Program). In addition, we have also included relative total shareholder return (“TSR”) as a metric for vesting of our PSUs awarded in certain fiscal years (including PSUs that we recently awarded to our executives for fiscal 2023), which is not a metric used in our Bonus Program.
As noted above, the Compensation Committee believes revenue and non-GAAP EPS to be good indicators of our success, given the market in which we compete. In addition, they are metrics that management can calculate and communicate to employees. Using growth in total revenue as a performance measure in our PSUs aligns with our strategy of growth through acquisitions, and balances with the use of organic revenue (which incentivizes management to grow our existing business) as a performance measure under our Bonus Program. We use non-GAAP EPS because we believe the adjustments we make to our EPS for purposes of our incentive programs provide a more accurate picture of the value of our company than EPS computed in accordance with GAAP. In particular, we believe it is appropriate to exclude non-cash accounting charges for amortization of goodwill from EPS as we believe our value, and the value of the companies in our industry we acquire, is not in the tangible property we own, but rather in the design and development of products which we then have other people build for us. As such, we believe deducting a non-cash expense from earnings would under-represent our core profitability.
Grant of Fiscal 2023 PSU Awards. In July 2022, the Compensation Committee approved an award of PSUs to each of the named executive officers then employed with us, with the target number of PSUs subject to these awards as follows: Mr. Whitaker – 109,489 PSUs, Mr. Holliday – 72,993 PSUs, and Mr. Pickle – 182,482 PSUs. The target number of PSUs subject to each award was determined by dividing a dollar amount determined by the Compensation Committee (Mr. Whitaker – $600,000, Mr. Holliday - $400,000 and Mr. Pickle - $1,000,000) by the average closing price of our common stock over the last 30 trading days before July 1, 2022 (the last 30 trading days of the last full fiscal quarter prior to the quarter in which the grant was made).
The vesting of each award is subject to the Company’s performance over each of fiscal 2023, fiscal 2024 and fiscal 2025 (as well as the executive’s continued employment with the Company), with one-third of the target number of PSUs for the award allocated to fiscal 2023, two-thirds of the target number of PSUs for the award allocated to fiscal 2024, and 100% of the target number of PSUs for the award allocated to fiscal 2025 (and with the number of PSUs vested for fiscal 2024 and fiscal 2025 to be reduced by any PSUs that vested for a prior fiscal year). The percentage of the target number of PSUs that vest for each performance period is determined 60% based on the Company’s revenue compound annual growth rate (“Revenue CAGR”) for the applicable period and 40% based on the Company’s non-GAAP EPS compound annual growth rate (“Non-GAAP EPS CAGR”) for the performance period (with the Company’s revenue and non-GAAP EPS for fiscal 2022 used in each case as the base year). In no event will an award vest more than 200% of the target number of PSUs subject to the award (with interim limits such that no more than 40% of the total target number of PSUs subject to award may vest for fiscal 2023 and no more than 90% of the total target number of PSUs subject to the award may vest for fiscal 2023 and fiscal 2024 in the aggregate).

When it approved these grants in July 2022, the Compensation Committee provided that the vesting percentage for the PSUs allocated to each performance period would be determined in accordance with the following table (with the percentage determined by linear interpolation for performance between the levels indicated in the table):
Revenue CAGR for the Applicable Performance Period (60%)	Non-GAAP EPS CAGR for the Applicable Performance Period (40%)	Vesting Percentage
5% or less	5% or less	0%
10%	10%	50%
15%	15%	100%
20% or greater	20% or greater	150%
In addition, the Compensation Committee determined that the vesting percentage for the portion of the award allocated to fiscal 2025 would be subject to a multiplier based on the Company’s TSR for the three-year period covered by the award (consisting of fiscal 2023, fiscal 2024 and fiscal 2025) relative to the TSRs for the companies in the Russell Microcap Index for that period (the “TSR Multiplier”). If the Company’s relative TSR for the three-year period was at the 25th percentile or lower, the TSR Multiplier would be 66 2/3%, and if the Company’s relative TSR for the three-year period was at the 75th percentile or higher, the TSR Multiplier would be 133 1/3%. If the Company’s relative TSR for the three-year period was between the 25th percentile and the 75th percentile, the TSR multiplier would be determined by linear interpolation for performance between 66 2/3% and 133 1/3%. However, in no event will an award vest more than 200% of the target number of PSUs subject to the award.
In August 2023, the Compensation Committee determined that the Company’s Revenue CAGR for fiscal 2023 was less than 5%, and the Company’s Non-GAAP EPS CAGR for fiscal 2023 was less than 5% (each determined as described above). Accordingly, no portion of the named executive officers’ awards vested for the fiscal 2023 performance period.
Vesting of Fiscal 2022 PSU Awards During Fiscal 2023. In July 2021, the Compensation Committee approved an award of PSUs to each of the named executive officers (other than Mr. Bass), with the target number of PSUs subject to these awards as follows: Mr. Pickle – 77,892 PSUs, Mr. Whitaker – 50,459 PSUs, and Mr. Holliday – 36,698 PSUs. The target number of PSUs subject to each award was determined by dividing a dollar amount determined by the Compensation Committee (Mr. Pickle - $425,000, Mr. Whitaker – $275,000, and Mr. Holliday - $200,000) by the average closing price of our common stock over the last 30 trading days before July 1, 2021. The vesting of each award is subject to the Company’s performance over each of fiscal 2022, fiscal 2023 and fiscal 2024 (as well as the executive’s continued employment with the Company), with one-third of the target number of PSUs for the award allocated to fiscal 2022, two-thirds of the target number of PSUs for the award allocated to fiscal 2023, and 100% of the target number of PSUs for the award allocated to fiscal 2024 (and with the number of PSUs vested for fiscal 2023 and fiscal 2024 to be reduced by any PSUs that vested for a prior fiscal year). The percentage of the target number of PSUs that vest for each performance period is determined 60% based on the Company’s Revenue CAGR for the applicable period and 40% based on the Company’s Non-GAAP EPS CAGR for that period (with the Company’s revenue and non-GAAP EPS for fiscal 2021 used in each case as the base year). In no event will an award vest more than 150% of the target number of PSUs subject to the award (with interim limits such that no more than 40% of the total target number of PSUs subject to award may vest for fiscal 2022 and no more than 90% of the total target number of PSUs subject to the award may vest for fiscal 2022 and fiscal 2023 in the aggregate).
When it approved these grants in July 2021, the Compensation Committee provided that the vesting percentage for the PSUs allocated to each performance period would be determined in accordance with the following table (with the percentage determined by linear interpolation for performance between the levels indicated in the table):
Revenue CAGR for the Applicable Performance Period (60%)	Non-GAAP EPS CAGR for the Applicable Performance Period (40%)	Vesting Percentage
5% or less	5% or less	0%
10%	10%	50%
15%	15%	100%
20% or greater	20% or greater	150%

In August 2023, the Compensation Committee determined that the Company’s Revenue CAGR for fiscal 2023 was 20%, and the Company’s Non-GAAP EPS CAGR for fiscal 2023 was 8% (each determined as described above). As the number of PSUs that would vest for fiscal 2023 based on the table above, when aggregated with the number of PSUs that previously vested based on fiscal 2022 performance, would exceed 90% of the total target number of PSUs subject to the award, Mr. Whitaker’s award and Mr. Holliday’s award each award vested for the fiscal 2023 performance period as to a number of PSUs that resulted in the award being vested for fiscal 2022 and fiscal 2023 as to approximately 90% of the total target number of PSUs subject to the award in the aggregate. The portion of Mr. Pickle’s award allocated to performance for fiscal 2023 and fiscal 2024 terminated without vesting upon his resignation on June 29, 2023.
Vesting of Fiscal 2021 PSU Awards During Fiscal 2023. In November 2020, the Compensation Committee approved an award of PSUs to each of the named executive officers (other than Mr. Bass), with the target number of PSUs being 80,000 PSUs for Mr. Pickle, 60,000 PSUs for Mr. Whitaker, and 45,000 PSUs for Mr. Holliday. The vesting of each award was subject to the Company’s performance over each of fiscal 2021, fiscal 2022 and fiscal 2023, with one-third of the target number of PSUs for the award allocated to each performance period, as well as the executive’s continued employment with the Company. The percentage of the target number of PSUs that vested for each performance period was determined 60% based on the Company’s revenue (or revenue growth compared with the preceding fiscal year) for the applicable period and 40% based on the Company’s non-GAAP EPS (or non-GAAP EPS growth compared with the preceding fiscal year) for the performance period. In no event would an award vest more than 150% of the target number of PSUs subject to the award.
When it approved these grants in November 2020, the Compensation Committee provided that the vesting percentage for the PSUs allocated to the fiscal 2023 performance period would be determined in accordance with the following table (with the percentage determined by linear interpolation for performance between the levels indicated in the table):
Revenue Growth for the FY23 Performance Period (60%)	Non-GAAP EPS Growth for the FY23 Performance Period (40%)	Vesting Percentage
4% or less	4% or less	0%
8%	8%	50%
12%	12%	100%
20% or more	20% or more	150%
In August 2023, the Compensation Committee determined that the Company’s revenue for fiscal 2023 had increased by less than 4% relative to fiscal 2022 revenue, and the Company’s non-GAAP EPS for fiscal 2023 had decreased relative to non- GAAP EPS for fiscal 2022. Accordingly, no portion of the named executive officers’ awards vested for the fiscal 2023 performance period.
New-Hire Grants to Mr. Bass. On February 1, 2023, the Compensation Committee approved awards of 59,267 RSUs and 100,000 stock options to Mr. Bass as an inducement to him to commence employment with the Company, provide long-term retention incentives, and further align his interests with those of our stockholders. The RSU award vests as to 25% of the RSUs subject to the award on March 1, 2024, and the remaining RSUs subject to the award will vest ratably each quarter thereafter for a period of 12 quarters. The stock option award vests with respect to 25% of the shares subject to the award on February 1, 2024 and with respect to the remaining 75% of the shares subject to the award in equal monthly installments over the next 36 months thereafter. The Compensation Committee also approved an award to Mr. Bass with a target number of 86,207 PSUs on February 1, 2023 that are subject to the same performance-based and time-based vesting requirements as the PSUs granted to the other named executive officers in July 2022 described above, except that since Mr. Bass commenced employment during fiscal 2023, 16 percent of the target number of PSUs were allocated to fiscal 2023 and 42 percent of the target number of PSUs were allocated to each of fiscal 2024 and fiscal 2025. The Company currently expects that future annual grants to Mr. Bass and the other named executive officers will continue to be in the form of PSUs.
Delegation to CEO of Certain Grant Authority. The Compensation Committee has delegated authority to our Chief Executive Officer to grant options and/or RSUs to selected newly-hired employees, other than executive officers and employees directly reporting to the Chief Executive Officer, within certain parameters established by the Compensation Committee. Management reports these new-hire award grants to the Compensation Committee.

Benefits
All of our executive officers are eligible to participate in our benefits programs offered to our employees generally, which include medical, dental and vision plans, our Amended and Restated 2013 Employee Stock Purchase Plan, a 401(k) plan, tuition reimbursement, life insurance and short and long-term disability coverage. In designing our employee benefits program, we seek to provide an overall level of benefits that is competitive with that offered by similarly situated companies in the markets in which we operate based upon our general understanding of industry practices.
The Company makes matching contributions under the 401(k) plan to each plan participant, including our executive officers, in an amount equal to 25% of the first 6% of salary deferred by the participant.
The Company has an executive physical program, under which Messrs. Pickle and Whitaker were eligible to be reimbursed during fiscal 2023 up to $2,500 for the costs of an annual executive physical examination. With the exception of this annual executive physical program, it is our policy to not extend significant perquisites to executives that are not broadly available to our other employees.
Severance Arrangements
The Company has entered into arrangements with its executive officers to provide severance benefits upon certain terminations of their employment with the Company, including retention agreements with each of Messrs. Whitaker, Holliday and Bass in July 2023. These agreements are described in more detail below and were intended to provide an additional retention incentive for the executives following Mr. Pickle’s departure from the Company.
Clawback Policy
In accordance with SEC and Nasdaq requirements, the Board has adopted an executive compensation recovery policy regarding the adjustment or recovery of certain incentive awards or payments made to current or former executive officers in the event that we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws. In general, the policy provides that, unless an exception applies, we will seek to recover compensation that is awarded to an executive officer based on the Company’s attainment of a financial metric during the three-year period prior to the fiscal year in which the restatement occurs, to the extent such compensation exceeds the amount that would have been awarded based on the restated financial results.
Tax Considerations
Section 162(m) of the Internal Revenue Code generally prohibits a publicly-held company from deducting compensation paid to a current or former named executive officer that exceeds $1 million during the tax year. Certain awards granted before November 2, 2017 that were based upon attaining pre-established performance measures that were set by the Compensation Committee under a plan approved by our stockholders, as well as amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1 million deductibility limit.
The Compensation Committee notes this deductibility limitation as one of the factors in its consideration of compensation matters. However, the Compensation Committee generally has the flexibility to take any compensation-related actions that it determines are in the Company’s and its stockholders’ best interest, including designing and awarding compensation for our executive officers that is not fully deductible for tax purposes.
Risk Management Considerations
Our Compensation Committee structures our executive compensation programs so as to appropriately reward executives for operating performance and growth without undue risk-taking and oversees, among other things, the assessment and management of risks related to the Company’s compensation plans and policies. The Compensation Committee has evaluated our compensation policies and programs and believes that our compensation policies and practices provide appropriate incentives and controls and are not reasonably likely to have a material adverse effect on the Company.

Executive Stock Ownership Requirements
The Board encourages members of senior management to acquire and hold stock in the Company to link the interests of the executives to the stockholders. However, neither the Board nor the Compensation Committee has established formal stock ownership guidelines for the executive officers of the Company.
Fiscal 2023 Summary Compensation Table
The following table sets forth, for the fiscal years indicated, the compensation paid to our named executive officers:
Name and Principal Position(s)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Jeremy R. Whitaker(4) Interim CEO & CFO	2023	255,000	—	566,130	—	—	2,784	823,914
	2022	255,000	—	252,295	—	155,442	2,680	665,417
Roger Holliday VP of Worldwide Sales	2023	251,923	—	377,422	—	—	4,879	634,224
	2022	250,000	—	183,490	—	110,832	4,913	549,235
Eric Bass(5) VP of Engineering	2023	100,962	—	720,369	230,269	—	1,442	1,053,042
Paul Pickle(4) Former President & CEO	2023	400,000	—	943,552	—	—	4,950	1,348,502
	2022	400,000	—	389,460	—	376,829(6)	6,156	1,172,445
(1)
The dollar value of stock and option awards shown represents the grant date fair value determined in accordance with FASB ASC Topic 718. For a discussion of the valuation assumptions used in the calculations, see Note 6 of Notes to Consolidated Financial Statements, included in Part IV, Item 15 of our Form 10-K, which was filed with the SEC on September 12, 2023 (or, for awards granted prior to fiscal 2023, the corresponding note in the Form 10-K for that fiscal year). The material terms of these awards are described in the “Equity Awards” section of this proxy statement above.

(2)
A portion of the amounts reported in the “Stock Awards” column for each named executive officer for each fiscal year reflects the grant-date fair value of performance stock units granted to the executives during that fiscal year assuming the target level of performance conditions was achieved. These amounts were based on the probable outcome (as of the grant date) of the performance-based conditions applicable to the awards, as determined under generally accepted accounting principles. The following table presents the aggregate grant-date fair value of these performance-based awards granted in fiscal 2023 and 2022 included in the “Stock Awards” column for those years and the aggregate grant-date fair value of these awards assuming that the highest level of performance conditions was achieved.

Name	Aggregate Grant Date Fair Value of Performance Awards (Fiscal 2023)		Aggregate Grant Date Fair Value of Performance Awards (Fiscal 2022)
	Based on Probable Outcome as of the Grant Date ($)	Based on Maximum Performance ($)	Based on Probable Outcome as of the Grant Date ($)	Based on Maximum Performance ($)
Jeremy R. Whitaker	566,130	1,132,260	252,295	378,443
Roger Holliday	377,422	754,844	183,490	275,235
Eric Bass	426,997	853,994	—	—
Paul Pickle	943,552	1,887,104	389,460	584,190
(3)	The amounts reported for fiscal 2023 in this column for each of the named executive officers represent matching contributions under the Company’s 401(k) plan.
(4)	Mr. Pickle resigned as our President and Chief Executive Officer, effective June 29, 2023, and Mr. Whitaker was appointed Interim Chief Executive Officer, effective June 30, 2023.
(5)	Mr. Bass commenced employment with us on January 30, 2023.
(6)
As described in the proxy statement for our 2022 Annual Meeting of Stockholders, Mr. Pickle requested, and the Compensation Committee agreed, that the amount that would otherwise have been awarded to him under the Bonus Program for fiscal 2022 based on the Company’s financial performance for the year would be reduced by $20,000, and this amount would be reallocated on a discretionary basis to selected non-executive employees of the Company. The amount of $376,829 reported in the “Non-Equity Incentive Plan Compensation” column for fiscal 2022 represents the amount that would have been awarded to Mr. Pickle under the Bonus Program before giving effect to his request.

Description of Employment Agreements — Cash Compensation
We have entered into offer letters with each of our named executive officers. The salary and bonus terms of each agreement are briefly described below. Provisions of these agreements relating to outstanding equity incentive awards, if any, and post-termination of employment benefits are discussed under the applicable sections of this proxy statement. The named executive officers’ salary and target bonus levels for fiscal 2023 are described above.
Jeremy R. Whitaker. On September 8, 2011, we entered into an offer letter with Mr. Whitaker, which was amended on November 13, 2012. The agreement is for no specific term and provides Mr. Whitaker is employed at-will. The agreement provides for an initial annual base salary of $210,000, subject to annual review. The agreement also provides that Mr. Whitaker will be entitled to participate in the Company’s annual bonus plan with an initial target bonus opportunity of at least 35% of his base salary, with the actual amount of the bonus to be determined based on actual performance for the year. In addition, the agreement provides that Mr. Whitaker will be entitled to participate in the employee health and welfare and other fringe benefit plans and programs generally available to the Company’s employees.
Roger Holliday. We entered into an offer letter with Mr. Holliday dated January 4, 2020. The agreement is for no specific term and provides Mr. Holliday is employed at-will. The agreement provides for an initial annual base salary of $250,000, subject to annual review. The agreement also provides that Mr. Holliday will be entitled to participate in the Company’s annual bonus plan with an initial target bonus opportunity of at least 40% of his base salary, with the actual amount of the bonus to be determined based on actual performance for the year. In addition, the agreement provides that Mr. Holliday will be entitled to participate in the employee health and welfare and other fringe benefit plans and programs generally available to the Company’s employees.
Eric Bass. We entered into an offer letter with Mr. Bass dated December 12, 2022. The agreement is for no specific term and provides Mr. Hakam is employed at-will. The agreement provides for an initial annual base salary of $250,000, subject to periodic review. The agreement also provides that Mr. Bass will be entitled to participate in the Company’s annual bonus plan with an initial target bonus opportunity of at least 40% of his base salary, with the actual amount of the bonus to be determined based on actual performance for the year. In addition, the agreement provides that Mr. Bass will be entitled to participate in the employee health and welfare and other fringe benefit plans and programs generally available to the Company’s employees. The letter also provides for grants of equity awards to Mr. Bass as an inducement for him to join the Company as described above under “Compensation Discussion and Analysis-New-Hire Grants to Mr. Bass.”
Paul Pickle. On March 23, 2019, we entered into an offer letter with Mr. Pickle. The agreement is for no specific term and provides Mr. Pickle is employed at-will. The agreement provides for an initial annual base salary of $400,000, subject to annual review. The agreement also provides that Mr. Pickle will be entitled to participate in the Company’s annual bonus plan with an initial target bonus opportunity of at least 85% of his base salary, with the actual amount of the bonus to be determined based on actual performance for the year. For the first half of fiscal 2020, Mr. Pickle was entitled to a guaranteed bonus of $120,000 that was payable one-half by July 15, 2019 and one-half by September 15, 2019. In addition, the agreement provides that Mr. Pickle will be entitled to participate in the employee health and welfare and other fringe benefit plans and programs generally available to the Company’s employees. As noted above, Mr. Pickle resigned as our President and Chief Executive Officer, effective June 29, 2023.

Outstanding Equity Awards at 2023 Fiscal Year End
The following table provides information concerning outstanding equity awards held by our named executive officers as of June 30, 2023.
	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Jeremy R. Whitaker	8/29/2017	50,000	—	2.16	8/29/2024	7/27/2021	25,229(2)	106,214	16,820(3)	70,811
	9/14/2016	26,348	—	1.37	9/14/2023	7/5/2022	—	—	72,993(4)	307,299
Roger Holliday	2/4/2020	83,336	16,664(5)	3.79	2/4/2027	2/4/2020	9,375(6)	39,469	—	—
	—	—	—	—	—	7/27/2021	18,349(2)	77,249	12,233(3)	51,500
	—	—	—	—	—	7/5/2022	—	—	48,662(4)	204,867
Eric Bass	2/1/2023	—	100,000(7)	4.95	2/1/2030	2/1/2023	59,267(8)	249,514	—	—
	—	—	—	—	—	2/1/2023	—	—	57,471(4)	241,954
Paul Pickle	4/22/2019	480,000	—	4.04	4/22/2026	—	—	—	—	—
(1)
In accordance with applicable SEC regulations, the market value of the shares in each of these columns has been determined based on the closing price of our common stock on June 30, 2023, the last trading day of fiscal 2023, which was $4.21.

(2)
This item represents the portion of an award of PSUs granted to the executive during fiscal 2022 that was eligible to vest based on the Company’s performance during fiscal 2023 and reflects the number of PSUs subject to such portion the Compensation Committee determined were eligible to vest based on such performance. These PSUs vested on September 13, 2023.

(3)
This item represents the portion of an award of PSUs granted to the executive during fiscal 2022 that will be eligible to vest based on the Company’s performance during fiscal 2024. The number of PSUs reported in the table reflects one-third of the total target number of shares subject to the award.

(4)
This item represents the portion of an award of PSUs granted to the executive during fiscal 2023 that will be eligible to vest based on the Company’s performance during fiscal 2024 and fiscal 2025. The number of PSUs reported in the table reflects two-thirds of the total target number of shares subject to the award.

(5)
The option will vest according to the following schedule: 25% of the shares subject to the option vest on February 4, 2021, with the remaining shares subject to the option vesting ratably at the beginning of each of the 36 months thereafter, such that 100% of the shares subject to the option will be vested as of February 4, 2024.

(6)
The RSUs will vest according to the following schedule: 25% of the RSUs vest on March 1, 2021, with the remaining RSUs vesting ratably at the beginning of each of the 12 quarters thereafter, such that 100% of the RSUs will be fully vested as of March 1, 2024.

(7)
The option will vest according to the following schedule: 25% of the shares subject to the option vest on February 1, 2024, with the remaining shares subject to the option vesting ratably at the beginning of each of the 36 months thereafter, such that 100% of the shares subject to the option will be vested as of February 1, 2027.

(8)
The RSUs will vest according to the following schedule: 25% of the RSUs vest on March 1, 2024, with the remaining RSUs vesting ratably at the beginning of each of the 12 quarters thereafter, such that 100% of the RSUs will be fully vested as of March 1, 2027.

Severance and Change in Control Arrangements with Named Executive Officers
Although we do not have fixed term employment agreements with any of our employees, the named executive officers are each a party to an agreement with the Company that provides cash payments and acceleration of equity awards in certain circumstances that result in termination of employment. These agreements are intended to encourage retention and to align executive and stockholder interests by enabling executives to consider corporate transactions that are in the best interests of the stockholders and other constituents of the Company without undue concern over whether the transactions may jeopardize the executives’ own employment.

Retention Agreements
On July 5, 2023, the Company entered into a retention letter agreement (the “Retention Agreement”) with each of Messrs. Whitaker, Holliday and Bass, providing for severance benefits in the event that the Company terminates the executive’s employment with the Company under certain conditions described below.
Each Retention Agreement provides that if, at any time prior to the Determination Date (as defined below), the Company terminates the executive’s employment for any reason other than for Cause (as defined in the executive’s employment offer letter from the Company and other than due to the executive’s death or disability), the executive will be entitled to (i) continue the executive’s status as an employee of the Company with full pay and all other benefits, even if the executive is not required to come to work or perform any tasks, from the time the executive receives notice of the Company’s decision to terminate his or her employment (the “Notice Date”) through the actual Termination Date (as defined below); (ii) determination and payment of the executive’s bonus for fiscal 2024 (if any, and to the extent not otherwise paid or payable), to be determined and paid as though the executive had continued to be employed with the Company through the applicable payment date, with such payment to be made not later than two weeks after the public announcement of the Company’s final audited financial results for fiscal 2024; and (iii) vesting of the executive’s performance stock unit awards for the Company’s fiscal 2022, 2023 and 2024, as applicable (collectively, the “Grants”), with respect to any performance periods under the Grants scheduled to end in fiscal 2024, with such vesting to be determined based on the Company’s actual performance during the applicable performance period and as though the executive had continued to be employed with the Company through the date of actual receipt of shares pursuant to the Grants (or through the Determination Date if the Compensation Committee determines that vesting shall not occur because the performance targets for fiscal 2024 under each Grant were not met); provided, that if the executive is provided notice of termination during fiscal 2024, he or she will not be entitled to any vesting with respect to a performance period scheduled to end after fiscal 2024.
Under the Retention Agreement, “Termination Date” is defined as, and the executive’s employment with the Company will be terminated on, the day after the executive receives shares pursuant to the Grants for performance targets for fiscal year 2024 (or notice that a determination was made by the Compensation Committee that the performance targets for that fiscal year under each Grant were not met; and “Determination Date” is defined as the date on which the Compensation Committee makes the vesting determination under the Grants with respect to the performance periods thereunder ending with or in fiscal year 2024, such determination to occur no later than the earlier of the date on which the Company announces its audited financial results for fiscal year 2024 or two and one-half months after the end of fiscal 2024.
The benefits provided in the Retention Agreement are supplemental to, and do not replace or amend, any existing agreement between the executive and the Company, including the terms of any Grant document (other than as expressly provided in the Retention Agreement); provided, however, that if in the period between the Notice Date and the Termination Date the executive is not required to come to work or perform any tasks for a period of six months or more, the executive will not receive any additional severance pay upon the executive’s separation from the Company pursuant to any Company policy or practice (other than in the event of a change in control of the Company, in which event the severance provisions of the executive’s employment offer letter from the Company or change in control agreement, if applicable, will continue to apply in accordance with and subject to their applicable terms).
Change in Control Agreement with Jeremy Whitaker
The Company entered into a change in control agreement with Mr. Whitaker in December 2021. Under this agreement, if Mr. Whitaker’s employment is terminated by us without Cause or by him for Good Reason within 60 days prior to or 12 months following a Change in Control (as defined in the agreement) and such a termination of his employment occurs on or prior to May 31, 2024, the agreement provides that (i) all of his outstanding equity awards would accelerate and become fully vested, (ii) he would receive a cash severance payment in a lump sum equal to 6 months of his base salary plus an amount equal to 50% of the amount of bonuses (if any) paid to Mr. Whitaker during the 12 months preceding termination (or 12 months of his base salary plus an amount equal to 100% of his target bonus if the Company’s shareholders receive consideration with a value of $5 per share or more at the closing of the transaction); and (iii) he and his eligible dependents would be entitled to continued participation in the Company’s group health, dental and vision insurance plans on the same terms as existed at the time of his termination for up to 6 months thereafter (or up to 12 months if the Company’s shareholders receive consideration with a value of $5 per share or more at the closing of the transaction).

Mr. Whitaker’s right to receive the severance benefits described above is subject to his executing and not revoking a general release of claims in favor of the Company. Cash severance payments will be made on the 53rd day following Mr. Whitaker’s employment termination date or such later date as required by Section 409A of the Code. Should benefits payable to Mr. Whitaker trigger excise taxes under Section 4999 of the Code, Mr. Whitaker would either be entitled to the full amount of his benefits or, if a cut-back in the benefits would result in greater net (after-tax) benefit to Mr. Whitaker, the benefits would be cut-back to the extent necessary to avoid such excise taxes.
Mr. Whitaker’s offer letter also includes certain restrictive covenants in favor of the Company, including a requirement that Mr. Whitaker enter into the Company’s standard confidentiality and invention assignment agreement and a one-year post- termination non-solicitation of employees covenant.
Offer Letter with Roger Holliday
Under the offer letter dated January 4, 2020 between the Company and Mr. Holliday, if Mr. Holliday’s employment is terminated by us without Cause or by him for Good Reason (in each case, as defined in the offer letter) within 60 days prior to or 12 months following a Change in Control (as defined in the offer letter) and such a termination of his employment occurs on or prior to January 20, 2025, (i) all of his outstanding equity awards will accelerate and become fully vested; (ii) he will receive a cash severance payment in a lump sum (in lieu of the cash severance benefit described above, if applicable) equal to 6 months of his base salary plus an amount equal to 100% of the amount of bonuses (if any) paid to Mr. Holliday during the 12 months preceding termination (or 12 months of his base salary plus an amount equal to 100% of his target bonus if the consideration paid to the Company’s stockholders in the transaction is $5.00 or more per share); and (iii) he and his eligible dependents will be entitled to continued participation in the Company’s group health, dental and vision insurance plans on the same terms as existed at the time of his termination for up to 6 months thereafter (or up to 12 months if the consideration paid to the Company’s stockholders in the transaction is $5.00 or more per share).
Mr. Holliday’s right to receive the severance benefits described above is subject to his executing and not revoking a general release of claims in favor of the Company. Cash severance payments would be made on the 53rd day following Mr. Holliday’s employment termination date or such later date as required by Section 409A of the Code. Should benefits payable to Mr. Holliday trigger excise taxes under Section 4999 of the Code, Mr. Holliday will either be entitled to the full amount of his benefits or, if a cut-back in the benefits would result in greater net (after-tax) benefit to Mr. Holliday, the benefits will be cut-back to the extent necessary to avoid such excise taxes.
The agreement also contains certain restrictive covenants in favor of the Company, including a requirement that Mr. Holliday enter into the Company’s standard confidentiality and invention assignment agreement and a one-year post-termination non-solicitation of employees covenant.
Offer Letter with Eric Bass
Under the offer letter dated December 12, 2022 between the Company and Mr. Bass, Mr. Bass is eligible to receive severance payments if his employment is terminated on or before February 1, 2025 by us without Cause or by Mr. Bass for Good Reason, in each case as defined in the offer letter. Severance payments for Mr. Bass would consist of a lump sum payment equal to 6 months of base salary plus an amount equal to 50% of the amount of bonuses (if any) paid to Mr. Bass during the 12 months preceding termination.
In addition, if Mr. Bass’s employment is terminated by us without Cause or by him for Good Reason within 60 days prior to or 12 months following a Change in Control (as defined in the offer letter) and such a termination of his employment occurs on or prior to February 1, 2028, (i) all of his outstanding equity awards will accelerate and become fully vested; (ii) he will receive a cash severance payment in a lump sum (in lieu of the cash severance benefit described above, if applicable) equal to 6 months of his base salary plus an amount equal to 50% of the amount of bonuses (if any) paid to Mr. Bass during the 12 months preceding termination (or 12 months of his base salary plus an amount equal to 100% of his target bonus if the consideration paid to the Company’s stockholders in the transaction is $5.00 or more per share); and (iii) he and his eligible dependents will be entitled to continued participation in the Company’s group health, dental and vision insurance plans on the same terms as existed at the time of his termination for up to 6 months thereafter (or up to 12 months if the consideration paid to the Company’s stockholders in the transaction is $5.00 or more per share).
Mr. Bass’s right to receive the severance benefits described above is subject to his executing and not revoking a general release of claims in favor of the Company. Cash severance payments would be made on the 53rd day following Mr. Bass’s employment termination date or such later date as required by Section 409A of the Code. Should benefits payable to Mr. Bass trigger excise taxes under Section 4999 of the Code, Mr. Bass will either be entitled to the full amount of his benefits or, if a cut-back in the benefits would result in greater net (after-tax) benefit to Mr. Bass, the benefits will be cut-back to the extent necessary to avoid such excise taxes.
The agreement also contains certain restrictive covenants in favor of the Company, including a requirement that Mr. Bass enter into the Company’s standard confidentiality and invention assignment agreement and a one-year post-termination non-solicitation of employees covenant.
Offer Letter with Paul Pickle
As noted above, Mr. Pickle resigned as our President and Chief Executive Officer, effective June 29, 2023. During fiscal 2023, Mr. Pickle was eligible to receive severance payments under his offer letter dated March 23, 2019 if his employment was terminated by us without Cause or by Mr. Pickle for Good Reason, in each case as defined in the offer letter. Severance payments for Mr. Pickle would consist of a lump sum payment equal to 12 months of base salary plus an amount equal to 50% of his target bonus. Mr. Pickle and his eligible dependents would also be eligible for continued participation in the Company’s group health, dental and vision insurance plans on the same terms as existed at the time of termination for up to 12 months. Mr. Pickle was not, however, entitled to severance benefits in connection with his June 2023 separation from employment.
In addition, Mr. Pickle’s offer letter provided that if his employment was terminated by us without Cause or by him for Good Reason within 60 days prior to or 12 months following a Change in Control (as defined in the offer letter) and in lieu of the severance benefits described above, (i) all of his outstanding equity awards would accelerate and become fully vested, (ii) he would receive a cash severance payment in a lump sum equal to 12 months of his base salary plus an amount equal to 100% of his target bonus (or 24 months of his base salary plus an amount equal to 200% of his target bonus if the consideration paid to the Company’s stockholders in the transaction is $5.00 or more per share); and (iii) he and his eligible dependents would be entitled to continued participation in the Company’s group health, dental and vision insurance plans on the same terms as existed at the time of his termination for up to 12 months thereafter (or up to 24 months if the consideration paid to the Company’s stockholders in the transaction is $5.00 or more per share).
Mr. Pickle’s right to receive the severance benefits described above was subject to his executing and not revoking a general release of claims in favor of the Company. Cash severance payments would be made on the 53rd day following Mr. Pickle’s employment termination date or such later date as required by Section 409A of the Code. Should benefits payable to Mr. Pickle trigger excise taxes under Section 4999 of the Code, Mr. Pickle would either be entitled to the full amount of his benefits or, if a cut- back in the benefits would result in greater net (after-tax) benefit to Mr. Pickle, the benefits would be cut-back to the extent necessary to avoid such excise taxes.
The agreement also contained certain restrictive covenants in favor of the Company, including a requirement that Mr. Pickle enter into the Company’s standard confidentiality and invention assignment agreement and a one-year post-termination non-solicitation of employees covenant.
Performance Stock Unit Awards
The award agreements for PSUs granted to our executive officers generally provide that if a change in control occurs, the performance period of the award will end, and the vesting of the award for performance periods that have not been completed will be determined based on our performance through the end of the fiscal quarter prior to the quarter in which the change in control occurs (with the performance targets being pro-rated to reflect the shortened performance period) or, if greater, the target performance level. The award will remain subject to the time-based vesting requirements, provided that if the executive’s employment is terminated by us without cause, by the executive for good reason, or due to the executive’s death or disability, in any case within 60 days prior to or at any time following the change in control (or if the award is not assumed or continued by the acquiring or successor entity), the time-based vesting requirements will be deemed satisfied. In addition, if the executive’s employment terminates due to death or disability (other than in the context of a change in control), the vesting of the award for the performance period in which the termination date occurs will be determined at the end of that performance period, and any time-based vesting requirements for that performance period (and any prior performance period under the award) will be deemed satisfied.

Pay Versus Performance
The following summarizes the relationship between the total compensation paid to our Chief Executive Officer (“CEO”) and our other named executive officers and our financial performance for the fiscal years shown in the table (in this discussion, our CEO is also referred to as our principal executive officer or “PEO”, and our named executive officers other than our CEO are referred to as our “Non-PEO NEOs”):
Fiscal Year	Summary Compensation Table Total for CEO #1 ($)(1)(2)	Compensation Actually Paid to CEO #1 ($)(3)	Summary Compensation Table Total for CEO #2 ($)(1)(2)	Compensation Actually Paid to CEO #2 ($)(3)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(1)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($)(3)	Value of Initial Fixed $100 Investment Based On LTRX TSR ($)(4)	LTRX Net Income ($ Millions)(5)
(a)	(b)	(c)	(b)	(c)	(d)	(e)	(f)	(g)
2023	1,588,266	686,227	933,786	870,643	881,946	775,759	81.59	(8.980)
2022	1,173,445	2,106,704	N/A	N/A	587,962	894,949	104.26	(5.362)
(1)
Mr. Pickle (“CEO #1”) was our CEO for fiscal 2022 and for fiscal 2023 through his resignation on June 29, 2023. Mr. Whitaker (“CEO #2”) was appointed Interim CEO for the remainder of fiscal 2023. For fiscal year 2022, our Non-PEO NEOs were Mr. Whitaker, Mr. Holliday and Fathi Hakam, our former Vice President of Engineering. For fiscal year 2023, our Non-PEO NEOs were Mr. Holliday and Mr. Bass.

(2)
See the Summary Compensation Table above for detail on the Summary Compensation Table total compensation for our CEO for each fiscal year covered in the table. The average compensation for the Non-PEO NEOs for fiscal year 2023 was calculated from the Summary Compensation Table above. The average compensation for the Non-PEO NEOs for fiscal year 2022 was calculated from the Summary Compensation Table as disclosed in the Company’s Proxy Statement filed with the Securities and Exchange Commission in calendar year 2022.

(3)
For purposes of this table, the compensation actually paid (also referred to as “CAP”) to each of our named executive officers (including, for purposes of this table, former named executive officers who are included in the Non-PEO NEO group for the applicable year) means the named executive officer’s total compensation as reflected in the Summary Compensation Table for the applicable fiscal year and adjusted for the following with respect to each named executive officer:

•	Less the amounts reported in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table for the applicable fiscal year,
•	Plus the fiscal year-end value of Lantronix option and stock awards granted in the covered fiscal year which were outstanding and unvested at the end of the covered fiscal year,
•
Plus/(less) the change in value as of the end of the covered fiscal year as compared to the value at the end of the prior fiscal year for Lantronix option and stock awards which were granted in prior fiscal years and were outstanding and unvested at the end of the covered fiscal year,

•	Plus the vesting date value of Lantronix option and stock awards which were granted and vested during the same covered fiscal year,
•
Plus/(less) the change in value as of the vesting date as compared to the value at the end of the prior fiscal year for Lantronix option and stock awards which were granted in prior fiscal years and vested in the covered fiscal year,

•
Less, as to any Lantronix option and stock awards which were granted in prior fiscal years and were forfeited during the covered fiscal year, the value of such awards as of the end of the prior fiscal year,

•
Plus the dollar value of any dividends or other earnings paid during the covered fiscal year on Lantronix outstanding and unvested stock awards (no dividends or dividend equivalents are credited with respect to Lantronix options and, for other Lantronix awards, the crediting of dividend equivalents has been taken into account in determining the applicable fiscal year-end or vesting date value of the award),

•
Plus, as to a Lantronix option or stock award that was materially modified during the covered fiscal year, the amount by which the value of the award as of the date of the modification exceeds the value of the original award on the modification date (none of the Lantronix option or stock awards held by the named executive officers were materially modified during the fiscal years covered by the table

In making each of these adjustments, the “value” of an option or stock award is the fair value of the award on the applicable date determined in accordance with FASB ASC Topic 718 using the valuation assumptions we then used to calculate the fair value of our equity awards. For more information on the valuation of our equity awards, please see the notes to our financial statements that appear in our Annual Report on Form 10-K each fiscal year and the footnotes to the Summary Compensation Table that appears in our annual Proxy Statement.
The table above reflects the CAP (determined as noted above) for our CEO and, for our Non-PEO NEOs, the average of the CAPs determined for the Non-PEO NEOs for each of the fiscal years shown in the table.

The following table provides a reconciliation of the Summary Compensation Table Total to Compensation Actually Paid for our CEO #1.
Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for CEO #1	Fiscal Year 2023 ($)	Fiscal Year 2022 ($)
Summary Compensation Table Total	1,588,266	1,173,445
Grant Date Fair Value of Option and Stock Awards Granted in Fiscal Year	(943,552)	(389,460)
Fair Value at Fiscal Year-End of Outstanding and Unvested Option and Stock Awards Granted in Fiscal Year	0	488,902
Change in Fair Value of Outstanding and Unvested Option and Stock Awards Granted in Prior Fiscal Years	0	35,591
Fair Value at Vesting of Option and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	0	0
Change in Fair Value as of Vesting Date of Option and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	464,354	798,226
Fair Value as of Prior Fiscal Year-End of Option and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(422,841)	0
Compensation Actually Paid	686,227	2,106,704
The following table provides a reconciliation of the Summary Compensation Table Total to Compensation Actually Paid for our CEO #2.
Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for CEO #2	Fiscal Year 2023 ($)	Fiscal Year 2022 ($)
Summary Compensation Table Total	933,786	N/A
Grant Date Fair Value of Option and Stock Awards Granted in Fiscal Year	(566,130)	N/A
Fair Value at Fiscal Year-End of Outstanding and Unvested Option and Stock Awards Granted in Fiscal Year	527,422	N/A
Change in Fair Value of Outstanding and Unvested Option and Stock Awards Granted in Prior Fiscal Years	(62,759)	N/A
Fair Value at Vesting of Option and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	0	N/A
Change in Fair Value as of Vesting Date of Option and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	38,324	N/A
Fair Value as of Prior Fiscal Year-End of Option and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	0	N/A
Compensation Actually Paid	870,643	N/A
The following table provides a reconciliation of the average of the Summary Compensation Table Total for the Non-PEO NEOs for a fiscal year to the average of the Compensation Actually Paid for the Non-PEO NEOs for that fiscal year.
Reconciliation of Average Summary Compensation Table Total to Average Compensation Actually Paid for Non-PEO NEOs	Fiscal Year 2023 ($)	Fiscal Year 2022 ($)
Summary Compensation Table Total	881,946	587,962
Grant Date Fair Value of Option and Stock Awards Granted in Fiscal Year	(664,030)	(206,425)
Fair Value at Fiscal Year-End of Outstanding and Unvested Option and Stock Awards Granted in Fiscal Year	627,287	259,130
Change in Fair Value of Outstanding and Unvested Option and Stock Awards Granted in Prior Fiscal Years	(38,865)	53,743
Fair Value at Vesting of Option and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	0	0
Change in Fair Value as of Vesting Date of Option and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(30,579)	200,539
Fair Value as of Prior Fiscal Year-End of Option and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	0	0
Compensation Actually Paid	775,759	894,949

(4)
LTRX TSR represents cumulative total stockholder return on a fixed investment of $100 in the Company’s common stock for the period beginning on the last trading day of fiscal year 2021 through the end of the applicable fiscal year, and is calculated assuming the reinvestment of dividends. The following chart illustrates the CAP for our CEO and the average CAP for our Non-PEO NEOs for each of the last two fiscal years against the Company’s total stockholder return (calculated as described above) over that period of time.

Lantronix TSR vs. Compensation Actually Paid
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
Compensation Actually Paid ($M)
$120
$100
$80
$60
$40
$20
$0
Value of $100 Investment From 6/30/2021
$104.26
$81.59
$2.11
$0.89
$0.69
$0.78
$0.87
6/30/2022
6/30/2023
PEO CAP ($M)
Average NEO CAP ($M)
PEO 2 CAP ($M)
LTRX

(5)
This column shows the Company’s net income for each fiscal year covered by the table. The following chart illustrates the CAP for our CEO and the average CAP for our Non-PEO NEOs for each of the last two fiscal years against the Company’s net income for each of those years.

Lantronix Net Income vs. Compensation Actually Paid
Compensation Actually Paid ($M)
Net Income (in millions)
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
$0
($2)
($4)
($6)
($8)
($10)
($12)
$2.11
$0.89
($5.36)
($8.98)
$0.69
$0.78
$0.87
6/30/2022
6/30/2023
PEO CAP ($M)
Average NEO CAP ($M)
PEO 2 CAP ($M)
LTRX

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
Beneficial Ownership Table
The following table sets forth certain information with respect to beneficial ownership of our common stock as of the Record Date, by: (1) each stockholder known by us to be the beneficial owner of more than 5% of our common stock based on filings pursuant to Section 13 or Section 16 of the Exchange Act; (2) each of our current directors and nominees; (3) each of the named executive officers set forth in the Summary Compensation Table below; and (4) all current directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as otherwise indicated in the footnotes to the table, and subject to community property laws, where applicable, we believe the persons and entities identified in the table below have sole voting and investment power with respect to all shares beneficially owned. The percentage of shares beneficially owned is based on 37,248,621 shares of our common stock outstanding as of September 19, 2023, the Record Date. In addition, the number of shares of common stock outstanding used in calculating the percentage for each listed person includes shares of common stock underlying options or warrants held by such person that are exercisable within 60 calendar days of the Record Date but excludes shares of common stock underlying options or warrants held by any other person.
	Beneficial Ownership
Beneficial Owner Name and Address(1)	Number of Shares Owned	Right to Acquire(2)	Total	Percentage Ownership
Greater than 5% Stockholders:
Bernhard Bruscha, Chair of the Advisory Board Heidi Nguyen, Director(3) Biesingerstrasse 27 Tübingen, D-72072 Germany	5,563,872	156,887	5,720,759	15.3%
Orange River Management LP(4)	1,940,735	—	1,940,735	5.2%
Directors and Named Executive Officers:
Philip Brace, Director(5)	12,000	4,186	16,186	*
Jason Cohenour, Director	6,454	6,455	12,909	*
Paul F. Folino, Chairman of the Board	31,506	6,455	37,961	*
Phu Hoang, Director	6,454	6,455	12,909	*
Hoshi Printer, Director	137,652	6,455	144,107	*
Jeremy R. Whitaker, Interim Chief Executive Officer and Chief Financial Officer	274,202	50,000	324,202	*
Roger Holliday, Vice President of Worldwide Sales	140,560	93,751	234,311	*
Eric Bass, Vice President of Engineering	—	—	—	*
Paul Pickle, former President, Chief Executive Officer and Director(6)	673,311	480,000	1,153,311	3.1%
All current executive officers and directors as a group (9 persons)	6,172,700	330,644	6,503,344	17.3%
*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)	Unless otherwise indicated, the address of each beneficial owner listed is c/o Lantronix, Inc., 48 Discovery, Suite 250, Irvine, California 92618.
(2)	Represents shares of common stock issuable upon exercise of stock options or upon vesting of restricted stock units (“RSUs”) within 60 days of the Record Date.
(3)
Based upon information contained in Form 4s filed by Mr. Bruscha and Dr. Nguyen with the SEC on May 10, 2023. According to the Form 4s, 5,415,880 of the shares are owned by TL Investment GmbH, of which Mr. Bruscha, the Chair of the Advisory Board until its dissolution as of the date of the Annual Meeting, is the managing director. The remaining shares are owned directly by Mr. Bruscha (131,454 shares) and by his spouse, Dr. Nguyen (16,538). Dr. Nguyen, a director until the Annual Meeting, is Vice President and a director of TL Investment GmbH.

(4)
Based upon information contained on a Schedule 13D filed by Orange River Management LP with the SEC on June 6, 2023. The schedule indicates that Orange River Partners LP, Orange River Partners GP LLC, Orange River Management LP, Orange River Management GP LLC

and Mordechai Pluchenik have shared voting and dispositive power over 1,940,735 shares. Mr. Pluchenik is Managing Member of Orange River Management LP and the other group members. The business address of Orange River Management LP and the other group members is 3 Columbus Circle, Suite 1510, New York, New York 10019.
(5)	Includes 12,000 shares held by a trust of which Mr. Brace has sole voting and investment power.
(6)
Based on information contained in the Form 4 filed by Mr. Pickle with the SEC on June 5, 2023. Mr. Pickle resigned from his roles as President and Chief Executive Officer of the Company and a member of the Board effective as of June 29, 2023.

Equity Compensation Plan Information
The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of the end of fiscal 2023:
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,359,985(1)	2.50	2,845,887(3)
Equity compensation plans not approved by security holders	992,723(2)	4.20	—
Total	4,352,708	3.65	2,845,887
(1)
The number of securities to be issued includes 50,432 shares subject to outstanding stock options under the Lantronix, Inc. 2020 Performance Incentive Plan (the “2020 Plan”), 1,915,087 shares subject to outstanding RSU awards under the 2020 Plan that are subject to time-based vesting requirements only, 930,771 shares subject to outstanding RSU awards under the 2020 Plan that are subject to performance-based vesting based on the target number of RSUs subject to such awards (with 2,557,063 shares being subject to such performance-based vesting awards if the maximum level of performance were achieved); and 369,825 shares subject to outstanding stock options under the Lantronix, Inc. Amended and Restated 2010 Stock Incentive Plan (the “2010 Plan”) and 93,870 shares subject to outstanding RSU awards under the 2010 Plan that are subject to time-based vesting requirements only. In accordance with applicable SEC rules, the table does not include equity awards that have been assumed by the Company in connection with the acquisition of other companies, such assumed awards covering an aggregate of 5,577 shares of the Company’s common stock that were subject to outstanding stock options (with a weighted average exercise price of $3.06).

(2)
The shares reported in this row of the table are subject to awards that were granted as an inducement for the grantee to commence employment with the Company. These shares consist of (1) 9,375 shares subject to inducement RSUs and 100,000 shares subject to inducement stock options granted to Roger Holliday, our Vice President of Worldwide Sales, (2) 59,267 shares subject to inducement RSUs and 100,000 shares subject to inducement stock options granted to Eric Bass, our Vice President of Engineering, (3) 480,000 shares subject to inducement stock options granted to Paul Pickle, our former President and Chief Executive Officer, and (4) 25,229 shares subject to inducement RSUs and 218,852 shares subject to inducement stock options granted to certain other employees. These inducement stock options and RSUs are generally subject to the same terms as stock options and RSUs granted under the 2010 Plan. Inducement stock options generally have a term of seven years (except in the case of the inducement stock options issued under the Lantronix, Inc. 2010 Inducement Equity Incentive Plan, which have a term of ten years) and vest over four years. Inducement RSUs generally vest over four years. No new awards may be granted pursuant to the Lantronix, Inc. 2010 Inducement Equity Incentive Plan.

(3)
Of these shares, 2,464,887 shares were available for issuance under the 2020 Plan, and 381,000 shares were available for issuance under the Lantronix, Inc. Amended and Restated 2013 Employee Stock Purchase Plan.

Delinquent Section 16(a) Reports
To our knowledge, all reports that were required to be filed during the fiscal year ended June 30, 2023 by our executive officers, directors and beneficial owners of more than 10% of our common stock under Section 16 of the Exchange Act were filed on a timely basis, except for one Form 4 filed on February 8, 2023 for Eric Bass relating to his inducement grants of restricted stock units and stock options received upon his hiring effective as of February 1, 2023.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.
The Audit Committee of the Board of Directors performs general oversight of our financial accounting and reporting process, system of internal controls, audit process and the process for monitoring compliance with laws and regulations, as well as our Code of Conduct. The Audit Committee members are not professional auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accountants. The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Our management is responsible for preparing our financial statements and implementing our financial reporting process, including our system of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, as amended, and has the primary responsibility for assuring their accuracy, effectiveness and completeness.
Our independent registered public accountants, Baker Tilly US, LLP (“Baker Tilly”), are responsible for expressing an opinion on the conformity of our audited financial statements to U.S. Generally Accepted Accounting Principles (“GAAP”). The Audit Committee meets periodically with the independent registered public accountants, with and without management present, to discuss the results of the independent registered public accountants’ examinations and evaluations of our internal controls and the overall quality of our financial reporting, and, as appropriate, initiates inquiries into various aspects of our financial affairs.
The members of the Audit Committee necessarily rely on the information or documentation provided to them by, and on the representations made by, management or other employees of the Company, the independent registered public accounting firm, and/or any consultant or professional retained by the Audit Committee, the Board of Directors, management or by any committee of the Board of Directors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has applied GAAP appropriately or maintained appropriate internal controls and disclosure controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s authority and oversight responsibilities do not independently assure that the audits of the financial statements have been carried out in accordance with the standards of the U.S. Public Company Accounting Oversight Board (“PCAOB”) or that the financial statements are presented in accordance with GAAP.
The Audit Committee currently consists of three directors, all of whom qualify as “independent” and meet the financial literacy and other requirements under the current Nasdaq listing standards and SEC rules regarding audit committee membership: Mr. Hoshi Printer, who serves as Chair, Mr. Jason Cohenour and Mr. Phu Hoang. The Board of Directors has determined that Mr. Printer is an “audit committee financial expert” under the rules of the SEC.
The Audit Committee took the following actions in fulfilling its oversight responsibilities:
(1)
reviewed and discussed the annual audited financial statements with management, including a discussion of the quality and the acceptability of our financial reporting and controls as well as the clarity of disclosures in the financial statements;

(2)	discussed with Baker Tilly the matters required to be discussed by the applicable requirements of the PCAOB and the SEC;
(3)
received from Baker Tilly written disclosures and the letter from Baker Tilly as required by applicable requirements of the PCAOB regarding the independent registered public accountants’ communications with the Audit Committee concerning independence and has discussed with Baker Tilly its independence; and

(4)
based on the review and discussion referred to in (1) through (3) above, recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2023, for filing with the SEC.

Audit Committee
Hoshi Printer, Chair Jason Cohenour Phu Hoang

OTHER INFORMATION
Policies and Procedures with Respect to Related Party Transactions
The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest.
Our Audit Committee charter requires that members of the Audit Committee review and approve all related party transactions. Current SEC rules define a related party transaction for the Company to include any transaction, arrangement or relationship in which:
•	we are a participant;
•	the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years; and
•
an executive officer, director or director nominee, or any person who is known to be the beneficial owner of more than 5% of our common stock, or any person who is an immediate family member of an executive officer, director or director nominee or beneficial owner of more than 5% of our common stock had or will have a direct or indirect material interest.

In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to our Code of Conduct. Under our Code of Conduct, directors, officers and all other members of the workforce are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests.
All related party transactions must be disclosed in our applicable filings with the SEC as required under SEC rules.
Related Party Transactions
There were no transactions with related persons that required disclosure under applicable SEC rules during fiscal 2023 and 2022, nor are any such transactions currently proposed.
Indemnification and Insurance
Pursuant to our Amended and Restated Certificate of Incorporation and Bylaws, the Company indemnifies its directors and officers to the fullest extent permitted by law. The Company has also entered into indemnification agreements with each of its directors and executive officers contractually committing the Company to provide this indemnification to the directors and executive officers.
Annual Report on Form 10-K
The Company will furnish without charge, to each person whose proxy is solicited upon the written request of such person, a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2023, as filed with the SEC, including the financial statements and financial statement schedules. In addition, upon request, the exhibits to that document will be furnished subject to payment of a specified fee. Requests for copies of these documents should be directed to: Lantronix, Inc., 48 Discovery, Suite 250, Irvine, California 92618, Attention: Corporate Secretary.

Where You Can Find More Information
Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements on Schedule 14A and other reports and information that we file or furnish pursuant to the Exchange Act are available free of charge on our website at www.lantronix.com as soon as reasonably practicable after filing or furnishing such reports with the SEC. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically.
By Order of the Board of Directors,

Irvine, California	Jeremy Whitaker
October 2, 2023	Interim Chief Executive Officer and Chief Financial Officer

LANTRONIX, INC.
48 DISCOVERY, SUITE 250
IRVINE, CA 92618

SCAN TO
VIEW MATERIALS & VOTE

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V24100-P97931 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LANTRONIX, INC.

The Board of Directors recommends you vote FOR each of the director nominees in Proposal 1 and FOR Proposals 2 and 3.

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Philip Brace	☐	☐	☐
1b. Jason Cohenour	☐	☐	☐
1c. Phu Hoang	☐	☐	☐
1d. Hoshi Printer	☐	☐	☐

	For	Against	Abstain
2. Ratification of the appointment of Baker Tilly US, LLP as Lantronix's independent registered public accountants for the fiscal year ending June 30, 2024.	☐	☐	☐
3. Approval, on an advisory basis, of the compensation of Lantronix's named executive officers.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on November 7, 2023:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V24101-P97931

LANTRONIX, INC.
2023 Annual Meeting of Stockholders
November 7, 2023, 9:00 a.m. PT
THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF LANTRONIX, INC.

The undersigned stockholder(s) of LANTRONIX, INC., a Delaware corporation, hereby appoint(s) Jeremy Whitaker and Mayant Luk, or either of them, proxies and attorneys-in-fact, each with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Lantronix, Inc. (the "Annual Meeting") to be held on November 7, 2023 at 9:00 a.m., Pacific time, at Lantronix's Corporate Headquarters, 48 Discovery, Suite 250, Irvine, CA 92618, and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present, on the matters set forth on the reverse side and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

THE PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS MADE, WILL BE VOTED: (1) "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR; (2) "FOR" THE RATIFICATION OF BAKER TILLY US, LLP AS LANTRONIX'S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING JUNE 30, 2024; AND (3) "FOR" THE APPROVAL OF THE COMPENSATION OF LANTRONIX'S NAMED EXECUTIVE OFFICERS.

Continued and to be signed on reverse side